Exhibit 10.2
SHARE PURCHASE AGREEMENT
BY AND AMONG
LINCOLN ELECTRIC HOLDINGS, INC.
AND ALL OF THE
SHAREHOLDERS OF
J.W. HARRIS CO., INC.,
AUTOBRAZE, INC., AND
HARRIS-EURO CORP.
IDENTIFIED HEREIN
April 29, 2005

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SHARE PURCHASE AGREEMENT
DISCLOSURES SCHEDULES

Schedule 3.1(a) — J.W. Harris Qualifications to Conduct Business
Schedule 3.1(b) — Autobraze Qualifications to Conduct Business
Schedule 3.1(c) — Harris-Euro Qualifications to Conduct Business
Schedule 3.2(a) — J.W. Harris Subsidiaries
Schedule 3.2(c) — Harris-Euro Subsidiaries
Schedule 3.4(a) — J.W. Harris Capitalization
Schedule 3.4(b) — Autobraze Capitalization
Schedule 3.4(c) — Harris-Euro Capitalization
Schedule 3.5 — Conflicts, Consents and Approvals
Schedule 3.6 — Absence of Certain Changes
Schedule 3.8 — Liabilities
Schedule 3.9(a) — Tax Returns
Schedule 3.9(b) — Tax Deficiencies and Audits
Schedule 3.9(c) — Tax Group Memberships
Schedule 3.9(d) — Miscellaneous Tax Information
Schedule 3.9(f) — S Corporation Elections
Schedule 3.10(a) — Compliance with Laws
Schedule 3.10(b) — Written Notice of Actions
Schedule 3.10(c) — Permits
Schedule 3.11(a) — Intellectual Property
Schedule 3.11(b) — Intellectual Property Agreements
Schedule 3.11(c) — Infringements or Violations of Proprietary Rights
Schedule 3.12(a) — Liens; Real Property Locations
Schedule 3.12(b) — Real Property Leases
Schedule 3.12(c) — Equipment Condition; Real Property Compliance with Laws
Schedule 3.13(b) — Environmental Matters
Schedule 3.13(c) — Hazardous Materials
Schedule 3.13(d) — Underground Storage Tanks
Schedule 3.13(e) — Environmental Permits
Schedule 3.13(f) — Asbestos
Schedule 3.13(g) — Notices from Governmental Authorities
Schedule 3.14 — Litigation
Schedule 3.16(a)(ii) — Plans
Schedule 3.16(a)(iii) — Qualified Plan Status Exceptions
Schedule 3.16(a)(iv) — Plan Contributions
Schedule 3.16(a)(v) — ERISA Compliance
Schedule 3.16(a)(vii) — Controlled Group Liability
Schedule 3.16(a)(viii) — Former Employee Life, Health, Medical or Welfare Benefit Liabilities
Schedule 3.16(a)(ix) — Plan Excess Payments
Schedule 3.16(a)(xi) — Plan Investments
Schedule 3.16(b) — Mexican Employee Benefit Plans
Schedule 3.17 — Directors, Officers and Employees
Schedule 3.18(a) — Contracts

Schedule 3.18(b) — Contract Required Consents
Schedule 3.20 — Labor Matters
Schedule 3.21 — Material Contract Terminations and Non-Renewals
Schedule 3.22 — Product Warranties and Liabilities
Schedule 3.23 — Insurance
Schedule 3.24 — Bank Accounts
Schedule 3A.1 — Shareholder Trusts
Schedule 3A.2 — Title to Shares
Schedule 3A.3 — Shareholder Conflicts, Consents and Approvals
Schedule 4.2(e) — Section 338(h)(10) Elections
Schedule 5.3(e) — Consents, Approvals and Estoppel Certificates
Schedule 5.3(j) — Actions Regarding Certain Plans
Schedule 5.3(k) — Notices From Customers
Schedule 7.2(a)(iv) — Indemnification
EXHIBITS
Exhibit A — Form of Escrow Agreement
Exhibit B — Form of Projected Closing Statement
Exhibit C — Combined Statement of Assets and Liabilities
Exhibit D — Financial Statements
Exhibit E — Working Capital Calculation
Exhibit F — Allocation of Aggregate Consideration Among Assets
Exhibit G — Form of Opinion of Lincoln Electric’s counsel
Exhibit H — Form of Opinion of the Companies’ counsel
Exhibit I — Form of Shareholder Release
Exhibit J — Form of Noncompetition Agreement
Exhibit K — Mason Property Legal Description
Exhibit L — Conticast Property Legal Description
Exhibit M — Form of Employment Agreement

SHARE PURCHASE AGREEMENT
     This Share Purchase Agreement (this “Agreement”) is made and entered into as of April 29, 2005, by and among Lincoln Electric Holdings, Inc., an Ohio corporation or its designee (“Lincoln Electric”), and the shareholders, identified on the signature pages hereto, of the following corporations: J.W. Harris Co., Inc., an Ohio corporation (“J.W. Harris”), Autobraze Inc., a Rhode Island corporation (“Autobraze”), and Harris-Euro Corp., an Ohio corporation (“Harris-Euro”).
PRELIMINARY STATEMENTS:
     A. The shareholders of J.W. Harris (the “J.W. Harris Shareholders”) own all of the outstanding capital stock of J.W. Harris, the shareholders of Autobraze (the “Autobraze Shareholders”) own all of the outstanding capital stock of Autobraze and the shareholders of Harris-Euro (the “Harris-Euro Shareholders”) own all of the outstanding capital stock of Harris-Euro.
     B. Lincoln Electric desires to acquire from the J.W. Harris Shareholders, the Autobraze Shareholders and the Harris-Euro Shareholders (collectively, the “Shareholders”), and the Shareholders desire to sell and transfer to Lincoln Electric, all of the outstanding capital stock of J.W. Harris, Autobraze and Harris-Euro (each a “Company” and collectively, the “Companies”), on the terms and subject to the conditions set forth in this Agreement. In addition, Beate Surmann has previously owned all of the equity interests in Harris-Euro SL, a Spanish limited liability company (“Harris Spain”), that were not owned by Harris-Euro, and Beate Surmann has sold all of her equity interest in Harris Spain to Harris-Euro immediately prior to the Closing.
     C. Unless defined elsewhere herein, capitalized terms used herein are defined in Article VIII hereof. Article VIII also identifies the respective Sections in this Agreement where capitalized terms are defined.
AGREEMENT:
     NOW, THEREFORE, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the Parties, intending to be legally bound, agree as follows:
ARTICLE I. PURCHASE AND SALE
     1.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) the J.W. Harris Shareholders shall sell, assign, transfer and deliver to Lincoln Electric all of the J.W. Harris Shares, free and clear of any and all Liens; (b) the Autobraze Shareholders shall sell, assign, transfer and deliver to Lincoln Electric all of the Autobraze Shares, free and clear of any and all Liens; and (c) the Harris-Euro Shareholders shall sell, assign, transfer and deliver to Lincoln Electric all of the Harris-Euro Shares, free and clear of any and all Liens. In consideration for the sale of all of the Shares by the Shareholders, Lincoln Electric shall pay to the Shareholders the consideration provided for in Section 1.2.

     1.2 Purchase Price.
          (a) For purposes of this Section 1.2, the following terms have the following meanings:
     “Aggregate Consideration” means $86,950,000 less the Debt Adjustment Amount, subject to adjustment pursuant to Sections 1.2(c) and 1.4.
     “Debt Adjustment Amount” means the aggregate amount of the following, without duplication, as of 11:59 p.m. EST on the Closing Date, as set forth in the Projected Closing Statement prepared and delivered pursuant to Section 1.2(c): (i) all indebtedness of the Companies and the Subsidiaries for borrowed money, including any interest accrued thereon; (ii) all indebtedness of the Companies and the Subsidiaries for the deferred purchase price of property or services, including any interest accrued thereon (except any trade payable in the Ordinary Course of Business that is a current account payable, i.e., not overdue under applicable vendor terms); (iii) all face amounts of any outstanding letters of credit issued by/or on behalf of any of the Companies or the Subsidiaries; (iv) all obligations of any of the Companies and the Subsidiaries arising under acceptance facilities; (v) all guaranties, endorsements and other contingent obligations of any of the Companies and the Subsidiaries to purchase, to provide funds for payment, to supply funds to invest in any other entity, or otherwise to assure a creditor against loss; (vi) all obligations of the Companies and the Subsidiaries under any interest rate protection, foreign currency exchange, or other interest or exchange rate swap or hedging agreement or arrangement, or other derivative product; (vii) all obligations of the Companies and the Subsidiaries secured by any encumbrance on property; (viii) all obligations of the Companies and the Subsidiaries as lessee under any lease which has been or should be capitalized in accordance with generally accepted accounting principles in the United States (“GAAP”); (ix) all negative cash positions of the Companies or the Subsidiaries; (x) any unpaid transaction expenses of Shareholders required to be paid by Shareholders pursuant to Section 9.8 which will require payment by any of the Companies or Subsidiaries subsequent to the Closing Date; (xi) any unpaid Taxes as of the Closing Date; and (xii) amounts received for products and/or services not yet rendered (i.e., deferred revenue); provided, however, that the letter agreement between J.W. Harris and PNC Bank, National Association, dated as of June 3, 1999, relating to an interest rate swap in the notional or nominal principal amount of $6,500,000 shall not be included in the calculation of the Debt Adjustment Amount.
          (b) The Aggregate Consideration shall be payable as follows:
          (i) The Escrow Amount shall be deposited by Lincoln Electric in escrow pursuant to an escrow agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”). The Escrow Amount shall provide security for the payment required by the Shareholders pursuant to Section 1.4(b), if any, and partial security for the indemnification obligations and the covenants of the Shareholders set forth herein. As provided in the Escrow Agreement, the Working Capital Escrow Amount, less the amount of any Lincoln Working Capital Payment made pursuant to Section 1.4(b)(i), is to be released to the Shareholders on the sixth day after the final determination of the Closing Date Working Capital, and the General Escrow Amount is to be released to the Shareholders on the second anniversary of the Closing Date, in each case on the terms and subject to the conditions contained herein and in the Escrow Agreement.
          (ii) In exchange for the Shares, Lincoln Electric shall pay The Fifth Third Bank, on behalf of and for the benefit of the Shareholders, the Net Consideration, subject to adjustment pursuant to Section 1.2(c). The Shareholders acknowledge and agree that the payment by Lincoln Electric to The Fifth Third Bank of the Net Consideration pursuant to this Section 1.2(b)(ii) (a) shall be deemed to be payment in full to the Shareholders for the Shares and (b) is being made by Lincoln Electric at the Shareholders’ request for their administrative convenience and to facilitate the payment of fees and expenses that are the responsibility of the Shareholders.
          (c) Estimated Working Capital.
          (i) At least two (2) business days prior to the Closing Date, the Companies shall have delivered to Lincoln Electric a certificate signed on its behalf by its President substantially in the illustrative form attached hereto as Exhibit B (the “Projected Closing Statement”) (i) setting forth in detail the Companies’ reasonable, good faith estimate of the amount of the April Working Capital, which estimate will be determined based upon preliminary information believed to be in accordance with the definition of April Working Capital and the accounting policies, practices and methods of estimation used in determining the Benchmark, provided that such policies, practices and methods of estimation and the amounts resulting therefrom are in accordance with GAAP, and as derived from an estimated consolidated balance sheet of the Companies and the Subsidiaries as of the close of business on April 1, 2005 attached thereto that was prepared using the most recent preliminary financial information available (the “Estimated Working Capital Amount”), (ii) setting forth in detail the preliminary Debt Adjustment Amount and (iii) certifying that the Estimated Working Capital Amount was determined in good faith based upon preliminary information believed to be consistent with the definition of the April Working Capital and the accounting policies, practices and methods of estimation used in determining the Benchmark, provided that such policies, practices and methods of estimation and the amounts resulting therefrom are in accordance with GAAP.
          (ii) If the Estimated Working Capital Amount is less than the Adjusted Benchmark, then the Net Consideration payable at the Closing pursuant to Section 1.2(b)(ii) shall be reduced by the amount, if any, by which the Adjusted Benchmark exceeds the Estimated Working Capital Amount.
     1.3 Closing. The closing of the Transactions (the “Closing”) shall be held at the offices of Taft, Stettinius & Hollister LLP, 1800 Walnut Street, Cincinnati, Ohio 45202, or such other place as the Parties may agree, on the date hereof (the “Closing Date”). At the Closing, concurrently with the deliveries required to be made by the Parties pursuant to Article V: (a) each Shareholder shall deliver to Lincoln Electric the certificate or certificates representing the Shares owned by such Shareholder, duly endorsed or accompanied by duly executed stock powers for transfer to Lincoln Electric or its nominee, (b) Lincoln Electric shall pay the Escrow Amount to the escrow agent pursuant to the Escrow Agreement, and (c) Lincoln Electric shall pay to The Fifth Third Bank, on behalf of and for the benefit of the Shareholders, the Net Consideration, subject to adjustment pursuant to Section 1.2(c), by wire transfer of immediately available funds, The Fifth Third Bank as paying agent for the Shareholders. Once it has occurred, the Closing shall be deemed effective for all purposes as of 12:01 a.m. on the Closing Date.
     1.4 Post-Closing Purchase Price Adjustment.
          (a) As promptly as practicable (but in no event later than sixty (60) days after the Closing Date), Lincoln Electric shall deliver to the Shareholders’ Representative a consolidated balance sheet of the Companies and the Subsidiaries as of the close of business on the Closing Date (the “Closing Balance Sheet”), together with a statement (the “Closing Statement”) setting forth a calculation, with supporting detail, of the Closing Date Working Capital and any objections Lincoln Electric has to the preliminary Debt Adjustment Amount as reflected in the Projected Closing Statement. The Closing Balance Sheet and the Closing Date Working Capital shall reflect a consolidation of J.W. Harris and the J.W. Harris Subsidiaries, Harris-Euro and the Harris Euro Subsidiaries and Autobraze, all as of the Closing Date, prepared in accordance with GAAP, as consistently applied in determining the Benchmark. The parties acknowledge and agree that the accounting policies, practices and methods of estimation used in determining the Benchmark shall be used in determining the Closing Date Working Capital, provided that such policies, practices and methods of estimation and the amounts resulting therefrom are in accordance with GAAP. The Closing Date Working Capital will include all current assets and current liabilities of the Companies and the Subsidiaries, including those items set forth on Exhibit C, but exclude items considered within the Debt Adjustment Amount pursuant to Section 1.2 or Section 1.4(c) and LIFO reserves. The Closing Balance Sheet as finally determined pursuant to and in accordance with this Section 1.4 shall be used solely for the purpose of determining the change in net working capital of the Company as of the Closing Date from the Estimated Working Capital Amount and the Benchmark, each of which was derived from the net working capital of the Companies and the Subsidiaries as of the dates of the Benchmark or April 1, 2005, as the case may be, as a basis for adjusting the Aggregate Consideration, and the balance sheet of the Companies and the Subsidiaries prepared by Lincoln Electric as its opening date balance sheet need not be prepared by Lincoln Electric in accordance with the principles used to prepare the Closing Balance Sheet. None of the preparation by Lincoln Electric of the Closing Balance Sheet, the determination by Lincoln Electric of the amount of any line item therein, or the resolution by Lincoln Electric of any disputes related thereto shall in any way affect the right of Lincoln Electric to assert any claim for a breach of representation or warranty under this Agreement and to seek indemnification on account thereof; neither the review and acceptance by the Shareholders of the Closing Balance Sheet or the amount of any line item therein, nor the resolution by the Shareholders of any disputes related thereto shall in any way affect the right of the Shareholders to assert any defense to any claim for a breach of representation or warranty under this Agreement. During the 60 day period referenced in the first sentence of this subsection, Lincoln Electric shall be permitted to review the preliminary Debt Adjustment Amount and may give written notice of any objections specifying in reasonable detail the nature and dollar amount of any such objections. If the Shareholders’ Representative has any objections to the Closing Balance Sheet or the Closing

Statement as prepared by Lincoln Electric, the Shareholders’ Representative must, within sixty (60) days after the Shareholders’ Representative’s receipt thereof, give written notice to Lincoln Electric specifying in reasonable detail the nature and dollar amount of any such objections. If the Shareholders’ Representative does not deliver such notice within such 60-day period, Lincoln Electric’s determination of the Closing Date Working Capital shall be final, binding and conclusive on the Shareholders and Lincoln Electric. During the same 60-day period, the Shareholders’ Representative shall review any objections raised by Lincoln Electric with respect to the preliminary Debt Adjustment Amount. With respect to any disputed amounts pertaining to either the Closing Date Working Capital or Debt Adjustment Amount, the Shareholders’ Representative and Lincoln Electric shall negotiate in good faith during the 30-day period (the “Resolution Period”) after the date of Lincoln Electric’s receipt of the notice referred to in the preceding two sentences to resolve any such disputes. If the Shareholders’ Representative and Lincoln Electric are unable to resolve all such disputes within the Resolution Period, then within five (5) business days after the expiration of the Resolution Period, all disputes shall be submitted to Deloitte & Touche LLP (or if Deloitte & Touche LLP cannot or is unwilling to serve in such capacity, a nationally recognized, independent public accounting firm selected by mutual agreement of the Shareholders’ Representative and Lincoln Electric, or if they cannot agree, selected by mutual agreement of the independent public accounting firms regularly used by the Shareholders’ Representative and Lincoln Electric in the conduct of their respective businesses) (the “Accountant”), who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within thirty (30) business days after such engagement. In selecting Deloitte & Touche LLP or such other firm as may be selected in accordance with the foregoing sentence as the Accountant for purposes of this Agreement, Lincoln Electric and the Shareholders hereby waive any conflict or potential conflict arising from any services performed by such firm for the Shareholders, Lincoln Electric or the Companies or any of their respective Affiliates. The Accountant shall act as an arbitrator to determine only those issues that remain in dispute, and such determination shall be based solely on a review of the factual materials presented by the Shareholders’ Representative and Lincoln Electric, either on their own initiative or at the specific request of the Accountant, and such accounting principles and literature as the Accountant shall deem appropriate. The determination of the Accountant shall be final, binding and conclusive on the Shareholders and Lincoln Electric. The fees and expenses of the Accountant shall be allocated by the Accountant between Lincoln Electric and the Shareholders based on the aggregate percentage which the portions of the contested amounts not awarded to each party bear to the aggregate amounts contested by such party.
          (b) Working Capital Payments.
          (i) If the Closing Date Working Capital, as set forth on the Closing Statement as finally determined pursuant to Section 1.4(a), is less than the Estimated Working Capital Amount, Lincoln Electric will be entitled to a payment (the “Lincoln Working Capital Payment”) equal to the difference between the Estimated Working Capital Amount and the Closing Date Working Capital. The Lincoln Working Capital Payment shall be made first from the Working Capital Escrow Amount and if the Working Capital Escrow Amount is insufficient therefor, then from the General Escrow Amount. If the Lincoln Working Capital Payment is greater than the Escrow Amount, then the Principal Shareholders shall pay Lincoln Electric an amount equal to the difference between the Lincoln Working Capital Payment and the Escrow Amount.

          (ii) If the Closing Date Working Capital, as set forth on the Closing Statement as finally determined pursuant to Section 1.4(a), is greater than the Estimated Working Capital Amount, then Lincoln Electric shall make a payment to the Escrow Account to increase the Working Capital Escrow Amount equal to the lesser of (A) the difference between the Closing Date Working Capital and the Estimated Working Capital Amount and (B) the difference between the Estimated Working Capital Amount and the Adjusted Benchmark (the “Shareholders Working Capital Payment”).
          (iii) Any payment required pursuant to this Section 1.4(b) shall be made within five (5) business days after final determination of the Closing Date Working Capital by wire transfer of immediately available funds to (A) in the case of the Lincoln Working Capital Payment, a bank account designated in writing by Lincoln Electric or (B) in the case of the Shareholders Working Capital Payment, to the escrow account pursuant to the Escrow Agreement.
          (c) Any adjustment determined to be required to the Debt Adjustment Amount shall be paid on a dollar for dollar basis by Principal Shareholders or Lincoln Electric, as appropriate, to adjust the preliminary Debt Adjustment Amount (as set forth in the Projected Closing Statement) to the final Debt Adjustment Amount (as finally determined pursuant to Section 1.4(a)). If it is determined that the Principal Shareholders are required to pay any amount to Lincoln Electric to adjust the preliminary Debt Adjustment Amount to the final Debt Adjustment Amount, any such amount shall be made first from the Working Capital Escrow Amount and if the Working Capital Escrow Amount is insufficient therefor, then from the General Escrow Amount, and if there still remains an additional adjustment from the Principal Shareholders.
ARTICLE II. REPRESENTATIONS AND WARRANTIES
OF LINCOLN ELECTRIC
     In order to induce the Shareholders to enter into this Agreement, Lincoln Electric hereby represents and warrants to the Shareholders that the statements contained in this Article II are true, correct and complete as of the date hereof and shall be true, correct and complete as of the Closing.
     2.1 Organization and Standing. Lincoln Electric Holdings, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.
     2.2 Authority. Lincoln Electric has all requisite power and authority to enter into this Agreement and the Additional Documents to which Lincoln Electric is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Additional Documents to which Lincoln Electric is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Lincoln Electric. This Agreement has been duly executed and delivered by Lincoln Electric, and constitutes the legal, valid and binding obligation of Lincoln Electric enforceable against it in accordance with its terms. The Additional Documents to which Lincoln Electric is a party, when duly executed by

Lincoln Electric, will constitute the legal, valid and binding obligations of Lincoln Electric, enforceable against Lincoln Electric in accordance with their respective terms.
     2.3 Conflicts, Consents and Approval. Neither the execution and delivery by Lincoln Electric of this Agreement or any Additional Document to which Lincoln Electric is a party nor the consummation by Lincoln Electric of the Transactions will:
          (a) conflict with, or result in a breach of any provision of, the Restated Articles of Incorporation or Amended Code of Regulations of Lincoln Electric;
          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Lincoln Electric or any of its subsidiaries is a party and which is material to Lincoln Electric and its subsidiaries considered as one enterprise;
          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Lincoln Electric or any of its subsidiaries or their respective properties or assets; or
          (d) require any action or consent or approval of, or review by, or registration or filing by Lincoln Electric or any of its Affiliates with, any third party or Governmental Authority, other than any that have been taken, obtained or made. Lincoln Electric has filed all Notification and Report Forms required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) with respect to the Transactions and has received early termination of the waiting period under the HSR Act with respect thereto.
ARTICLE III. REPRESENTATIONS AND WARRANTIES
OF THE PRINCIPAL SHAREHOLDERS
     In order to induce Lincoln Electric to enter into this Agreement, Joseph W. Harris, Gordon L. Harris, the Joseph W. Harris Revocable Trust, dated June 10, 1997, as amended or restated, Joseph W. Harris Grantor Retained Annuity Trust I, dated July 15, 1998, Joseph W. Harris Grantor Retained Annuity Trust II, dated July 15, 1998, and Gordon L. Harris, Trustee U/A, dated October 10, 1997, as amended or restated (collectively, the “Principal Shareholders”) hereby jointly and severally represent and warrant to Lincoln Electric that the statements contained in this Article III are true, correct and complete as of the Closing.
     3.1 Organization and Standing.
          (a) J.W. Harris. J.W. Harris is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. J.W. Harris is duly qualified to do business and in good standing in each jurisdiction listed in Section 3.1(a) of the disclosure schedule delivered to Lincoln Electric and dated the date hereof (the “Disclosure Schedule”), is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on J.W. Harris or the Companies, taken together.
          (b) Autobraze. Autobraze is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Autobraze is duly qualified to do business and in good standing in each jurisdiction listed in Section 3.1(b) of the Disclosure Schedule, is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on Autobraze or the Companies taken together.
          (c) Harris-Euro. Harris-Euro is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Harris-Euro is duly qualified to do business and in good standing in each jurisdiction listed in Section 3.1(c) of the Disclosure Schedule, is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on Harris-Euro or the Companies taken together.
     3.2 Subsidiaries.
          (a) Subsidiaries of J.W. Harris. Section 3.2(a) of the Disclosure Schedule sets forth (i) a correct and complete list of the name, type of entity and relationship to J.W. Harris of each direct or indirect subsidiary of J.W. Harris (the “J.W. Harris Subsidiaries”) and (ii) a true and complete listing of each class of authorized capital stock or equity interests of each J.W. Harris Subsidiary and the number of issued and outstanding shares or interests thereof, all of which outstanding shares or interests are validly issued, fully paid and non-assessable and are owned beneficially and of record by J.W. Harris or by a wholly owned subsidiary of J.W. Harris which, in each case, hold their respective interests in the capital stock or other equity interests of each J.W. Harris Subsidiary free and clear of any and all Liens, and no other Person has a beneficial or other interest in such capital stock or other equity interests. No capital stock or equity interests in any J.W. Harris Subsidiary are reserved for issuance upon the exercise of any options or securities convertible into capital stock or equity interests in any J.W. Harris Subsidiary, and no capital stock of or equity interests in any J.W. Harris Subsidiary are issued and held in treasury. There are no outstanding contractual obligations of J.W. Harris or any J.W. Harris Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of any Person, or to make any material investment (in the form of a loan, capital contribution or otherwise) in any Person. The issuance and sale of all capital stock or other equity interests in each J.W. Harris Subsidiary has been in compliance with all applicable federal and state securities laws. No J.W. Harris Subsidiary has agreed to register any securities under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities law or granted registration rights to any other Person. There are no accrued but unpaid dividends on the capital stock or other equity interests of any J.W. Harris Subsidiary. Each J.W. Harris Subsidiary has full power and authority to own, lease, use and operate its respective properties and to conduct its respective businesses as and where now owned, leased, used, operated and conducted. Each J.W. Harris Subsidiary is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction set forth in Section 3.2(a) of the Disclosure Schedule, which jurisdictions constitute all jurisdictions in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by such J.W. Harris Subsidiary makes such qualification necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on J.W. Harris or the Companies taken together.
          (b) Subsidiaries of Autobraze. Autobraze does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. Autobraze is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity.
          (c) Subsidiaries of Harris-Euro. Section 3.2(c) of the Disclosure Schedule sets forth (i) a correct and complete list of the name, type of entity and relationship to Harris-Euro of each direct or indirect subsidiary of Harris-Euro (the “Harris-Euro Subsidiaries”) and (ii) a true and complete listing of each class of authorized capital stock or equity interests of each Harris-Euro Subsidiary and the number of issued and outstanding shares or interests thereof, all of which outstanding shares or interests are validly issued, fully paid and non-assessable and, except as set forth in Section 3.2(c) of the Disclosure Schedule, are owned beneficially and of record by Harris-Euro or by a wholly owned subsidiary of Harris-Euro which, in each case, hold their respective interests in the capital stock or other equity interests of each Harris-Euro Subsidiary free and clear of any Liens, and no other Person has a beneficial or other interest in such capital stock or other equity interests. No capital stock or equity interests in any Harris-Euro Subsidiary are reserved for issuance upon the exercise of any options or securities convertible into capital stock or equity interests in any Harris-Euro Subsidiary, and no capital stock of or equity interests in any Harris-Euro Subsidiary are issued and held in treasury. There are no outstanding contractual obligations of Harris-Euro or any Harris-Euro Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of any Person, or to make any material investment (in the form of a loan, capital contribution or otherwise) in any Person. The issuance and sale of all capital stock or other equity interests in each Harris-Euro Subsidiary has been in compliance with all applicable federal, state and foreign securities laws. No J.W. Harris-Euro Subsidiary has agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any other Person. There are no accrued but unpaid dividends on the capital stock or other equity interests of any Harris-Euro Subsidiary. Each Harris-Euro Subsidiary has full power and authority to own, lease, use and operate its respective properties and to conduct its respective businesses as and where now owned, leased, used, operated and conducted. Each Harris-Euro Subsidiary is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction set forth in Section 3.2(c) of the Disclosure Schedule, which jurisdictions constitute all jurisdictions in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by such Harris-Euro Subsidiary makes such qualification necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Harris-Euro or any of the Companies.
     3.3 Authority. Each of the Companies has all requisite power and authority to enter into the Additional Documents to which such Company is a party and to consummate the transactions contemplated thereby. The execution and delivery of the Additional Documents to which such Company is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of each Company. Each Shareholder has the legal capacity and authority to execute and deliver this Agreement and the Additional Documents to which such Shareholder is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Shareholder and constitutes the legal, valid and binding obligation of each Shareholder, enforceable against such Shareholder in accordance with its terms. The Additional Documents to which any Company or Shareholder is a party constitute the legal, valid and binding obligations of such Company or Shareholder, as the case may be, enforceable against such Person in accordance with their respective terms.
     3.4 Capitalization of the Companies.
          (a) Capitalization of J.W. Harris. J.W. Harris’ authorized equity securities consist solely of 50,000 Class A common shares and 50,000 Class B common shares, no par value, of which 31,700 Class A common and 31,700 Class B common shares are issued and outstanding and constitute the “J.W. Harris Shares.” No shares of J.W. Harris are issued and held in treasury. Each outstanding J.W. Harris Share is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Except as set forth in Section 3.4(a) of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, conversion rights, rights of exchange, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of J.W. Harris or any J.W. Harris Subsidiary, and J.W. Harris has no obligation of any kind to issue any additional securities or to pay for securities of J.W. Harris or any predecessor. The issuance and sale of all of the J.W. Harris Shares has been in compliance with all applicable federal and state securities laws. Section 3.4(a) of the Disclosure Schedule contains a correct and complete list of the names and addresses of (y) the J.W. Harris Shareholders, who constitute all of the holders of all the outstanding J.W. Harris Shares, and (z) the spouses of each married J.W. Harris Shareholder, as well as the number of J.W. Harris Shares owned beneficially and of record by each J.W. Harris Shareholder. The J.W. Harris Shareholders hold their respective interests in the J.W. Harris Shares free and clear of any Liens and, except as set forth in Section 3.4(a) of the Disclosure Schedule, no other Person has a beneficial or other interest in any Shares. J.W. Harris has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person. There are no accrued but unpaid dividends on any J.W. Harris Shares, nor are there are any voting trusts, proxies or other agreements or understandings with respect to the capital stock of J.W. Harris, except as set forth in Section 3.4(a) of the Disclosure Schedule.

          (b) Capitalization of Autobraze. Autobraze’s authorized equity securities consist solely of 200,000 shares of common capital stock, no par value, of which 110,000 shares are issued and outstanding and constitute the “Autobraze Shares.” No shares of capital stock of Autobraze are issued and held in treasury. Each outstanding Autobraze Share is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Except as set forth in Section 3.4(b) of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, conversion rights, rights of exchange, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of Autobraze or any Autobraze Subsidiary, and Autobraze has no obligation of any kind to issue any additional securities or to pay for securities of Autobraze or any predecessor. The issuance and sale of all of the Autobraze Shares has been in compliance with all applicable federal and state securities laws. Section 3.4(b) of the Disclosure Schedule contains a correct and complete list of the names and addresses of (y) the Autobraze Shareholders, who constitute all of the holders of all the outstanding Autobraze Shares, and (z) the spouses of each married Autobraze Shareholder, as well as the number of Autobraze Shares owned beneficially and of record by each Autobraze Shareholder. The Autobraze Shareholders hold their respective interests in the Autobraze Shares free and clear of any Liens and, except as set forth in Section 3.4(b) of the Disclosure Schedule, no other Person has a beneficial or other interest in any Shares. Autobraze has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person. There are no accrued but unpaid dividends on any Autobraze Shares, nor are there are any voting trusts, proxies or other agreements or understandings with respect to the capital stock of Autobraze, except as set forth in Section 3.4(b) of the Disclosure Schedule.
          (c) Capitalization of Harris-Euro. Harris-Euro’s authorized equity securities consist solely of 750 common shares, no par value, of which 100 shares are issued and outstanding and constitute the “Harris-Euro Shares.” No shares of Harris-Euro are issued and held in treasury. Each outstanding Harris-Euro Share is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. There are no outstanding subscriptions, options, warrants, puts, calls, conversion rights, rights of exchange, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of Harris-Euro or any Harris-Euro Subsidiary, and Harris-Euro has no obligation of any kind to issue any additional securities or to pay for securities of Harris-Euro or any predecessor. The issuance and sale of all of the Harris-Euro Shares has been in compliance with all applicable federal and state securities laws. Section 3.4(c) of the Disclosure Schedule contains a correct and complete list of the names and addresses of (y) the Harris-Euro Shareholders, who constitute all of the holders of all the outstanding Harris-Euro Shares, and (z) the spouses of each married Harris-Euro Shareholder, as well as the number of Harris-Euro Shares owned beneficially and of record by each Harris-Euro Shareholder. The Harris-Euro Shareholders hold their respective interests in the Harris-Euro Shares free and clear of any Liens and, except as set forth in Section 3.4(c) of the Disclosure Schedule, no other Person has a beneficial or other interest in any Harris-Euro Shares. Harris-Euro has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person. There are no accrued but unpaid dividends on any Harris-Euro Shares, nor are there are any voting trusts, proxies or other agreements or understandings with respect to the capital stock of Harris-Euro.

     3.5 Conflicts, Consents and Approvals. Except as set forth in Section 3.5 of the Disclosure Schedule, neither the execution and delivery by the Shareholders of this Agreement or the execution and delivery by the Shareholders or the Companies of the Additional Documents to which such Person is a party nor the consummation by the Companies and the Shareholders of the Transactions will:
          (a) conflict with, or result in a breach of any provision of, any of the Companies’ articles of incorporation, regulations or by-laws or the organizational documents of any of the Subsidiaries;
          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with or without the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Lien upon any of the properties or assets of the Companies or any Subsidiaries or require any consent of any third party under any of the terms, conditions or provisions of any Contract to which any of the Companies or any of the Subsidiaries is a party;
          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Companies or any of the Subsidiaries; or
          (d) require any action or consent or approval of, or review by, or registration or filing by any of the Companies, any Subsidiaries, any Shareholder or any of their respective Affiliates with, any third party or any Governmental Authority, other than any that have been taken, obtained or made. The Shareholders and the Companies have filed all Notification and Report Forms required pursuant to the HSR Act with respect to the Transactions and have received early termination of the waiting period under the HSR Act with respect thereto.
     3.6 Absence of Certain Changes.
          (a) Except as set forth in Section 3.6(a) of the Disclosure Schedule, since September 24, 2004, there has not been:
          (i) any labor dispute or disturbance adversely affecting the business operations, prospects or condition (financial or otherwise) of any Company or Subsidiary, including the filing of any petition or charge of unfair labor practice with any Governmental Authority, efforts to effect a union representation election, actual or threatened employee strike, work stoppage or slowdown;
          (ii) any (A) adjustment, split, combination or reclassification the capital stock of any Company or Subsidiary; (B) declaration or payment of any dividend or distribution on, or direct or indirect redemption, purchase or other acquisition of, any Shares or any securities or obligations convertible into or exchangeable for any Shares; (C) grant to any Person any right or option to acquire any Shares; (D) issuance, delivery or sale or agreement to issue, deliver or sell any additional Shares or any securities or obligations convertible into or exchangeable or exercisable for any Shares or such securities; or (E) any agreement, understanding or arrangement made with respect to the sale or voting of Shares;

          (iii) any direct or indirect sale, transfer, lease, pledge, mortgage, encumbrance or other disposition of any of any material property or assets of any Company or Subsidiary, other than in the Ordinary Course of Business for fair equivalent value to Persons other than directors, officers, shareholders or other Affiliates of any Company or Subsidiary;
          (iv) any changes in the articles of incorporation, regulations, bylaws or the organizational documents of any Company or Subsidiary;
          (v) any merger or consolidation of any Company or Subsidiary with any other Person or acquisition of the assets (other than the acquisition of inventory, supplies and equipment in the Ordinary Course of Business) or capital stock of any other Person, or any confidentiality agreement entered into with any Person in contemplation of any of the foregoing;
          (vi) any change in any method or principle of accounting by any Company or Subsidiary in a manner that is inconsistent with past practice;
          (vii) any settlement of Actions by any Company or Subsidiary involving an amount in excess of $100,000 without the prior written consent of Lincoln Electric, which shall not be unreasonably withheld;
          (viii) any write-up, write-down or write-off of the book value of any assets by any Company or Subsidiary, individually or in the aggregate, in excess of $100,000, except for depreciation and amortization in accordance with GAAP;
          (ix) any purchase of assets by any Company or Subsidiary (other than purchases in the Ordinary Course of Business of an amount not in excess of $50,000 for any one purchase or $100,000 for all such purchases) or any lease of capital assets with payments over the term of the lease to be made by any Company or Subsidiary exceeding the aggregate amount of $100,000;
          (x) any action taken by any Company or Subsidiary to exempt, or make not subject to any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Lincoln Electric or its subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; or
          (xi) any agreement in writing or otherwise to take any of the foregoing actions.
          (b) Except as set forth in Section 3.6(b) of the Disclosure Schedule, since September 24, 2004, to the Knowledge of the Shareholders, there has not been:
          (i) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on any Company;

          (ii) any damage, destruction, loss or casualty to property or assets owned or used by any Company or Subsidiary with a value in excess of $100,000, whether or not covered by insurance;
          (iii) any action of a Company or Subsidiary outside of the Ordinary Course of Business, except as expressly contemplated by this Agreement and the Transactions;
          (iv) any incurrence, creation, assumption of any indebtedness by any Company or Subsidiary for borrowed money; assumption, guarantee, endorsement or other responsibility or liability for the obligations of any other Person, other than in the Ordinary Course of Business not in excess of $100,000 in the aggregate; or any loan or advance made by any Company or Subsidiary to any Person, other than credit extended to customers of any Company or Subsidiary in the Ordinary Course of Business not exceeding $50,000, in the aggregate, to any customer;
          (v) any subsidiaries created or formed by any Company or Subsidiary;
          (vi) any employment, severance, termination or similar agreements or arrangements entered into or modified by any Company or Subsidiary, or any bonuses, salary increases, severance or termination pay made or granted by any Company or Subsidiary to, any officer, director, consultant or employee or other increase in the compensation or benefits provided to any officer, director, consultant or employee, except for salary increases granted in the Ordinary Course of Business to employees who are not officers or directors of any Company or Subsidiary, and except as may be required by Applicable Law or a binding written contract in effect on the date of this Agreement and disclosed in Section 3.18(a) of the Disclosure Schedule;
          (vii) any bonus, stock option, profit-sharing, pension, retirement, severance, deferred compensation, group health, insurance, or other employee benefit or similar plan entered into, adopted or amended by any Company or Subsidiary, other than as may be required under this Agreement;
          (viii) any material change in the method of doing business;
          (ix) any modification, amendment or termination, or waiver, release or assignment by any Company or Subsidiary of any material rights or claims with respect to, any Contract listed in Section 3.18(a) of the Disclosure Schedule, any other material Contract to which any Company or Subsidiary is a party or any confidentiality agreement to which any Company or Subsidiary is a party; or
          (x) any agreement in writing or otherwise to take any of the foregoing actions.
     3.7 Financial Statements. The Shareholders have furnished to Lincoln Electric the unaudited combined (with consolidating adjustments) statement of assets and liabilities of (a)(i) J.W. Harris and the J.W. Harris Subsidiaries as of September 24, 2004, (ii) Harris-Euro and the Harris-Euro Subsidiaries as of December 31, 2004, and (iii) Autobraze as of December 31, 2004,

and the related combined (with consolidating adjustments) statements of revenues, expenses, and retained earnings, and cash flows for the fiscal years then ended, copies of which are attached as Exhibit D; (b) the audited consolidated statement of assets and liabilities of J.W. Harris and the J.W Harris Subsidiaries as of September 24, 2004, and the related consolidated statements of revenues, expenses, and retained earnings, and cash flows for the fiscal year then ended, including the related notes, which are accompanied by the unqualified opinion of Ernst & Young (the “Audited Financial Statements”); (c) the unaudited statement of assets and liabilities of Autobraze as of December 31, 2004, and the related combined consolidated statements of revenues, expenses, and retained earnings, and cash flows for the year then ended; and (d) the unaudited consolidated statement of assets and liabilities of Harris-Euro and the Harris-Euro Subsidiaries as of December 31, 2004, and the related combined consolidated statements of revenues, expenses, and retained earnings, and cash flows for the year then ended (the financial statements referred to in Sections 3.7(a)-(d), the “Financial Statements”). The Companies have also furnished to Lincoln Electric the combined consolidated statement of assets and liabilities of the Companies and the Subsidiaries as of December 31, 2004 (the “December Balance Sheet”), and the related combined consolidated statements of revenues, expenses, and retained earnings, and cash flows for the twelve-month period then ended (collectively with the December Balance Sheet, the “December Statements”). The Financial Statements and the December Statements (x) have been prepared from and are in accordance with the books and records of the Companies and the Subsidiaries, and (y) fairly and accurately present the financial condition of the Companies and the Subsidiaries as of the respective dates stated therein and the related results of its operations and changes in cash flows for the periods then ended, and (z) with respect to all unaudited financial statements, have been prepared in conformity with GAAP, except for (i) the absence of notes and (ii) the treatment of combining entities with different year end dates. The Audited Financial Statements have been prepared in conformity with GAAP. The Companies have also furnished to Lincoln Electric the working capital schedule which was used to derive the Benchmark and a reconciliation to the related unaudited financial information referred to above, which is attached hereto as Exhibit E.
     3.8 Undisclosed Liabilities. No Company or Subsidiary has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (i) those disclosed or reserved against on the December Balance Sheet, (ii) current liabilities incurred after the date of the December Balance Sheet in the Ordinary Course of Business, (iii) those set forth in Section 3.8 of the Disclosure Schedule, or (iv) those incurred in connection with the execution of this Agreement or any of the Additional Documents.
     3.9 Taxes.
          (a) Except as disclosed in Section 3.9(a) of the Disclosure Schedule, the Companies and the Subsidiaries have duly filed all Tax Returns required to have been filed by the Companies and the Subsidiaries prior to the date hereof. Section 3.9(a) of the Disclosure Schedule describes all Tax Returns filed on a consolidated, combined, or unitary basis, along with a list of entities whose activities are included with such filings. Except as set forth in Section 3.9(a) of the Disclosure Schedule, no Tax Return of the Company or of any Subsidiary is required to be filed on or before the date that is sixty (60) days after the Closing. All of the foregoing Tax Returns filed by the Companies and the Subsidiaries are true, correct and complete, and the

Companies or their respective Subsidiaries have paid prior to the Closing Date all Taxes required to be paid in respect of the periods covered by such returns or reports or otherwise due to any federal, state, foreign, local or other taxing Governmental Authority. The unpaid Taxes of the Companies and the Subsidiaries do not, as of the Closing Date, exceed the reserve for Tax liability (as distinguished from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the December Balance Sheet (as distinguished from in any notes thereto). The Companies and the Subsidiaries will not have any liability for any Taxes in excess of the amounts so paid or reserves so established and the Companies and the Subsidiaries are not delinquent in the payment of any Tax, assessment or governmental charge.
          (b) Except as disclosed in Section 3.9(b) of the Disclosure Schedule, no deficiencies for any Tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), by any taxing Governmental Authority against the Companies or the Subsidiaries. Except as set forth in Section 3.9(b) of the Disclosure Schedule, no Company or Subsidiary is the subject of any Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any such Tax. Except as set forth in Section 3.9(b) of the Disclosure Schedule, with respect to any taxable period ended prior to December 31, 2001, all Tax Returns of the Companies and the Subsidiaries have been audited by a Governmental Authority or are closed by the applicable statute of limitations. No Company or Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of the Companies or the Subsidiaries (other than Liens for Taxes not yet due and payable). Except as disclosed in Section 3.9(b) of the Disclosure Schedule, no Company or Subsidiary is subject to any Tax liability in any jurisdiction where the Companies or the Subsidiaries do not file Tax Returns, and no claim has ever been made or reasonably could be made by a Governmental Authority in any such jurisdiction that any Company or Subsidiary is or may be subject to Taxation by that jurisdiction. No Company or Subsidiary is or has ever been a “United States Real Property Holding Corporation” (as defined in Section 897(c)(2) of the Code).
          (c) No Company or Subsidiary is obligated by any contract, agreement, governing document or other arrangement to indemnify any other Person with respect to Taxes. No Company or Subsidiary is now or has during the last four (4) years been a party to or bound by any contract, agreement, governing document or other arrangement (whether or not written and including any arrangement required or permitted by law) which (i) requires any Company or Subsidiary to make any Tax payment to or for the account of any other Person, (ii) affords any other Person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other Tax credit or Tax attribute (including deductions and credits related to alternative minimum Taxes), (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to any Company or Subsidiary, or (iv) grants any power of attorney with respect to any matter relating to Taxes. No Company or Subsidiary has ever been a member of any affiliated, consolidated, combined or unitary group for any Tax purpose other than as disclosed in Section 3.9(c) of the Disclosure Schedule. No Company or Subsidiary has any liability or potential liability for Taxes of any Person under Treasury Regulation Section 1.1502-6.

          (d) Section 3.9(d) of the Disclosure Schedule sets forth (i) a list of all jurisdictions (whether foreign or domestic) to which any Tax is or has been properly payable by any Company or Subsidiary during the past five (5) years, (ii) all sales for which gain has been reported under the installment method of accounting for Tax purposes and for which gain is required to be recognized for Tax purposes by any Company or Subsidiary from or after the Closing Date and any other transactions entered into by any Company or Subsidiary before the Closing Date which may result in Tax owed by any Company or Subsidiary after the Closing Date, (iii) all rulings or determinations obtained by any Company or Subsidiary from any Governmental Authority responsible for the imposition of any Tax that may affect any Company or Subsidiary from or after the Closing Date, (iv) all Tax Returns of the Companies and the Subsidiaries for periods ending after December 31, 2001 and all other Tax Returns with respect to which the applicable period for assessment under Applicable Laws, after giving effect to extensions or waivers, has not expired, (v) all material items of income, gain, deduction or loss, or similar items, whether or not recognized or incurred, resulting from any intercompany transaction to which any Company or Subsidiary is a party, (vi) a list of all pending Tax audits or inquiries, and (vii) any Tax reserves included in the “Deferred Taxes” or similar line item in any balance sheets of the Companies or the Subsidiaries included in the Financial Statements and the December Statements, separately identified and itemized by dollar amount.
          (e) Each Company and Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
          (f) Each Company is now and has been at all times since the date set forth on Section 3.9(f) of the Disclosure Schedule an S Corporation for federal income Tax purposes within the meaning of Section 1361(a) of the Code pursuant to a valid election to be an S Corporation filed by such Company with the Internal Revenue Service. Section 3.9(f) of the Disclosure Schedule sets forth (i) each jurisdiction in which a valid S corporation election for each Company is in effect or such Company is otherwise treated as an S corporation for state or local Tax purposes and the date beginning with such election or treatment has been continuously in effect, and (ii) each jurisdiction listed in Section 3.9(d)(i) of the Disclosure Schedule in which each Company is not or has not at all times since its inception been treated as an S corporation not subject to tax for state or local Tax purposes.
          (g) No Company has any subsidiary that is a “qualified subchapter S subsidiary” within the meaning of Code §1361(b)(3)(B).
          (h) No Company or Subsidiary has, in the past ten (10) years, (i) acquired assets from another corporation in a transaction in which such Company’s or Subsidiary’s, Tax basis, as the case may be, for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S Subsidiary.
          (i) Inventory and receivables are accurately valued for Tax purposes. No income in excess of $10,000 that has been accrued for financial reporting purposes in the books and records of any Company has not been accrued for Tax purposes prior to the Closing Date.

          (j) None of the Company, any Subsidiary, or any Shareholder has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code or has been requested to do so in connection with any transaction or proposed transaction.
          (k) To the Knowledge of the Shareholders, no sales or transfer tax will be due as a result of the Transactions or the Section 338(h)(10) Elections. The Shareholders will obtain any sales tax certificate of authority or other governmental approval required in connection with the transfer of stock and deemed transfer of assets in connection with the Transactions and the Section 338(h)(10) Elections.
          (l) Section 3.18(a) of the Disclosure Schedule lists all Tax abatement or reduction agreements or programs to which any Company or Subsidiary is party.
          (m) The only Subsidiaries of J.W. Harris, as described in Section 3.2(a) of the Disclosure Schedule, are J.W. Harris International LLC (“J.W. Harris International”), an Ohio limited liability company owned entirely by J.W. Harris, and Harris Corporation S. de R.L. de C.V., a Mexican limited liability company, owned ninety-nine percent (99%) by J.W. Harris and one percent (1%) by J.W. Harris International. J.W. Harris International is treated as a disregarded entity and division of J.W. Harris for all Tax purposes. Harris Corporation S. de R.L. de C.V. is treated as a limited liability company (sociedad de responsabilidad limitada) for Tax purposes in Mexico and as a disregarded entity for Tax purposes in the United States.
          (n) The only Subsidiary of Harris-Euro, as described in Section 3.2(c) of the Disclosure Schedule, is Harris-Euro SL, a Spanish limited liability company, wholly-owned as of the Closing by Harris-Euro. Harris-Euro SL is treated as a corporation for Tax purposes in Spain, and as a corporation for Tax purposes in the United States.
     3.10 Compliance with Law; Permits; Ethical Practices.
          (a) Except as set forth in Section 3.10(a) of the Disclosure Schedule, each Company and Subsidiary is in compliance with, and at all times since January 1, 1999, has been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions, consent decrees or orders entered by any Governmental Authority (collectively, “Applicable Laws”) relating to such Company or any of its respective Subsidiaries or their business or properties. To the Knowledge of the Shareholders, the Companies and the Subsidiaries have heretofore made available to Lincoln Electric copies of all material correspondence from and to all Governmental Authorities and inspectors.
          (b) Except as set forth in Section 3.10(b) of the Disclosure Schedule, since January 1, 1999, no Company or Subsidiary has received any written communication of any Action pending or, to the Knowledge of the Shareholders, threatened, including warning letter, consent decree, memorandum of understanding, prosecution, injunction, seizure, civil fine or recall, alleging that it is not in compliance with any and all Applicable Laws, regulations or orders implemented by any relevant state, local or international Governmental Authority. To the Knowledge of the Shareholders, no employee of any Company or Subsidiary is or has been the subject of any similar pending or threatened Action.

          (c) Each Company and Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their respective properties and to carry on their business as it is now being conducted (collectively, the “Company Permits”). Section 3.10(c) of the Disclosure Schedule sets forth a true and complete list of all the material Company Permits, and there is no Action pending or, to the Knowledge of the Shareholders, threatened regarding any of the Company Permits. No Company nor Subsidiary is in default or violation of any of the Company Permits. Except as set forth in Section 3.10(c) of the Disclosure Schedule, during the period commencing January 1, 1999, and ending on the date hereof, no Company nor Subsidiary has received any written notification with respect to possible conflicts, defaults or violations of Applicable Laws. To the Knowledge of the Shareholders, except as set forth in Section 3.10(c) of the Disclosure Schedule, no consent, approval, registration or filing with any third party or Governmental Authority pursuant to any Company Permits is required as a result of the Transactions.
          (d) No Company, Subsidiary or any of their respective agents or representatives has offered or given, and to the Knowledge of the Shareholders, no other Person has offered or given on its behalf, anything of value to: (A) any official of a Governmental Authority, any political party or official thereof, or any candidate for political office, (B) any customer or member of any government, or (C) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function, (y) inducing such Person to use such Person’s influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist any Company or Subsidiary in obtaining or retaining business for, or with, or directing business to, any Person, or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist any Company or Subsidiary in obtaining or retaining business for, or with, or directing business to, any Person.
     3.11 Intellectual Property.
          (a) Section 3.11(a) of the Disclosure Schedule sets forth a true, correct and complete list of all of the patents, internet domain names, URL addresses, trademarks, trade names, service marks and copyrights, and all applications, registrations, licenses, sublicenses and agreements related to the foregoing, necessary to conduct the business of the Companies and the Subsidiaries as it is currently conducted (collectively, the “Proprietary Rights”). The Companies and the Subsidiaries own or are licensed to use the Proprietary Rights, free and clear of any and all Liens, except as set forth in Section 3.11(a) of the Disclosure Schedule. Except as set forth in Section 3.11(a) of the Disclosure Schedule, the Companies and the Subsidiaries own or are licensed to use and have the exclusive right to make, use, sell and license the Proprietary Rights. None of the Proprietary Rights is subject to any outstanding order, and no Action is pending or, to the Knowledge of the Shareholders, threatened, that challenges the validity, enforceability, ownership, use or licensing of such Proprietary Rights.

          (b) Section 3.11(b) of the Disclosure Schedule sets forth all material licenses, sublicenses, assignments and other agreements under which any Company or Subsidiary is either a licensor, licensee, sublicensor, sublicense, assignor or assignee of any Proprietary Rights. To the Knowledge of the Shareholders, no Company, Subsidiary, nor, any other party thereto, is in breach of or default thereunder, nor is there any event that, with notice or lapse of time or both, would constitute a default thereunder. To the Knowledge of the Shareholders, all of the licenses, assignments and other agreements listed in Section 3.11(b) of the Disclosure Schedule are valid and enforceable against the parties thereto in accordance with their respective terms, and will continue to be so on the same terms immediately following the Closing.
          (c) Except as set forth in Section 3.11(c) of the Disclosure Schedule, no Company or Subsidiary has infringed upon or unlawfully or wrongfully used any Proprietary Rights, mask work, design right, computer software, trade secret, invention or other intellectual property or proprietary right owned or claimed by another Person, and no Company or Subsidiary has received any notice of any claim of infringement or any other claim or proceeding relating to any such Proprietary Rights, mask work, design right, computer software, trade secret, invention or other intellectual property or proprietary right. Except as set forth in Section 3.11(c) of the Disclosure Schedule, to the Knowledge of the Shareholders, no Person is infringing upon or otherwise violating the Proprietary Rights. To the Knowledge of the Shareholders, no employee or consultant of any Company or Subsidiary is in violation of any requirement of law applicable to such employee or consultant, or any term of any employment or consulting agreement, any patent or invention disclosure agreement, any non-competition or non-disclosure agreement, or any other contract or agreement relating to the relationship of such employee or consultant with any Company or Subsidiary.
          (d) To the Knowledge of the Shareholders, since January 1, 1999, none of the designs, plans, trade secrets, source codes, inventions, processes, procedures, research records, know-how and formulae of the Companies or any of the Subsidiaries, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed, or is required to be disclosed, to any Person other than employees, consultants, representatives and agents of the Companies or the Subsidiaries, all of whom are bound by confidentiality or non-disclosure agreements.
          (e) The computer software of the Companies and the Subsidiaries (the “Software”) is suitable for the purpose or purposes for which it is being used. Proprietary, customized, and/or modified Software used by the Companies and the Subsidiaries is in machine readable form, and includes all object code, source code, programs, disks, and other materials necessary to use such Software. The Companies and the Subsidiaries are the sole owners of or are licensed to use the Software. No Company or Subsidiary has an obligation to compensate any Person for the development, use, sale or exploitation of the Software, nor has any Company or Subsidiary granted to any other Person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Software, whether requiring the payment of royalties or not.

     3.12 Title to and Condition of Properties.
          (a) Except as set forth in Section 3.12(a) of the Disclosure Schedule, the Companies and the Subsidiaries have good, valid and indefeasible title, free and clear of all Liens other than Permitted Liens, to all of their material assets and properties of every kind, nature and description, real or personal, tangible or intangible, wherever located. As of the Closing, J.W. Harris will have good, valid and indefeasible title to the Mason Property, free and clear of all Liens other than Permitted Liens. As of the Closing, Conticast Corporation will have good, valid and indefeasible title to the Conticast Property, free and clear of all Liens other than Permitted Liens. Such assets and properties constitute all of the assets and property now used in and necessary for the conduct of their businesses as presently conducted (including all material property and assets shown or reflected on the Financial Statements or the December Statements, when delivered, except assets sold in the Ordinary Course of Business). All such assets and properties are usable for their current uses without violating any Applicable Laws, or any applicable private restriction. Except as set forth in Section 3.12(a) of the Disclosure Schedule, no financing statement under the Uniform Commercial Code or similar Applicable Law naming any Company or Subsidiary or any of their predecessors is on file in any jurisdiction in which such Company or Subsidiary owns property or does business, and no Company or Subsidiary is a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement. Section 3.12(a) of the Disclosure Schedule contains a complete and accurate list of the location of all real property that is or has been owned, leased or operated by any Company or Subsidiary during the last ten years and describes the nature of such Company’s or Subsidiary’s interest or prior interest in that real property.
          (b) Section 3.12(b) of the Disclosure Schedule lists all leases and subleases of real property, whether any Company or Subsidiary is lessor or lessee, including all amendments thereto, to which any Company or Subsidiary is a party or has been a party within the past five years. Each real estate lease to which any Company or Subsidiary is currently a party is in full force and effect and such Company or Subsidiary holds a valid, existing and insurable interest therein.
          (c) Except as set forth in Section 3.12(c) of the Disclosure Schedule, all machinery and equipment and tangible personal property owned, leased or used by any Company or Subsidiary and material to the operation of their businesses are suitable for the purpose or purposes for which they are being used (including compliance in all material respects with all Applicable Laws) and are in good condition and repair, ordinary wear-and-tear excepted. Except as set forth in Section 3.12(c) of the Disclosure Schedule, all real property owned, leased or used by any Company or Subsidiary, including the Transferred Properties (collectively, the “Real Property”), is in compliance with all Applicable Laws of the jurisdiction relating to building and zoning matters in which it is located and conform in all material respects to all such Applicable Laws on a current basis without reliance on any variance or other special limitation or conditional or special use permit and, to the Knowledge of the Shareholders, there are no such Applicable Laws or other building or use restrictions to which any Real Property is subject that would prohibit any Company’s or Subsidiary’s use of such Real Property. All gas, electricity, water, sanitary and storm sewer, and telephone facilities required for the operation of the Real Property as currently used are available within the jurisdiction and control of either public utility companies or local Governmental Authorities, and no Real Property utilizes any private sewer, water, or utility plant. Except as set forth in Section 3.12(c) of the Disclosure Schedule, there is no real estate Tax abatement or reduction program in effect with respect to the Real Property, and the Real Property Transfers will not result in any recoupment or increase in real estate taxes for periods prior to the Closing. There is no material defect in any of the structural components of any buildings or other improvement on any Real Property or its electrical, plumbing, HVAC, life safety or other building systems. No Company or Subsidiary has received notice from any insurance company that it will require alterations of any Real Property for continuance of a policy insuring such property or the maintenance of rates with respect thereto (other than notices of alterations that have been completed). There are no pending or, to the Knowledge of the Shareholders, threatened or contemplated Actions regarding condemnation or other eminent domain actions or proceedings affecting any Real Property or any part thereof or of any sale or other disposition of any Real Property or any part thereof in lieu of condemnation. No portion of the Real Property has suffered any material damage by fire or other casualty that has not heretofore been completely repaired and restored.
          (d) None of the Real Property is subject to any purchase options, rights of first refusal, first option or other rights, and all such rights existing prior to the date hereof have been fully and finally terminated and waived and are of no further force or effect.
     3.13 Environmental Matters.
          (a) As used herein, the term “Environmental Laws” means all past and present federal, state, local or foreign Applicable Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including Applicable Laws relating to emissions, discharges, releases or threatened releases of chemicals, petroleum, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.
          (b) Except as set forth in Section 3.13(b) of the Disclosure Schedule, there are, with respect to the Companies, the Subsidiaries and their respective predecessors, (i) no past or present violations of Environmental Laws and (ii) no releases or threats of releases of any Hazardous Materials into the environment or actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any state common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or any other Environmental Law and no Company or Subsidiary has received any notice with respect to any of the foregoing, nor is any Action pending or, to the Knowledge of the Shareholders, threatened in writing in connection with any of the foregoing.
          (c) Except as disclosed in Section 3.13(c) of the Disclosure Schedule, no Hazardous Materials were or are contained on or about any real property currently or previously owned or leased by any Company or Subsidiary or their respective predecessors. No Hazardous Materials were released on or about any real property currently or previously owned or leased by any Company or Subsidiary or their respective predecessors during the period the real property is or was owned or leased by any Company or Subsidiary or their respective predecessors, except in quantities that would not result in a violation of Environmental Laws or that would not subject or expose the Companies and the Subsidiaries to claims or liability under common law or under any Environmental Laws. To the extent any Company or Subsidiary or their respective predecessors currently use or previously used real property which any Company or Subsidiary or their respective predecessors never owned or leased, (i) no Hazardous Materials, except as disclosed in Section 3.13(c) of the Disclosure Schedule, were or are contained on or about the portion of such real property currently or previously used by any Company or Subsidiary or their respective predecessors and (ii) no Hazardous Materials were released on or about any such portion of real property previously used by any Company or Subsidiary or their respective predecessors during the period the real property was used by any Company or Subsidiary or their respective predecessors, except in the normal course of business of the Companies and the Subsidiaries which is otherwise in compliance with all applicable Environmental Laws.
          (d) Except as set forth in Section 3.13(d) of the Disclosure Schedule, there are no underground storage tanks on or under any real property currently or previously owned, leased or used by any Company or Subsidiary.
          (e) The Companies and the Subsidiaries have obtained all permits, licenses and other authorizations (“Environmental Permits”) required under the Environmental Laws relating to the real property owned, leased or used by any Company or Subsidiary and any Company’s or Subsidiary’s use thereof. The Environmental Permits are in full force and effect and the Companies and the Subsidiaries are and have been in material compliance with them since the dates of their issuance. Section 3.13(e) of the Disclosure Schedule lists all Environmental Permits.
          (f) Except as set forth in Section 3.13(f) of the Disclosure Schedule, no asbestos-containing materials are located on the real property owned, leased or used by any Company or Subsidiary.
          (g) Except as set forth in Section 3.13(g) of the Disclosure Schedule, no Company or Subsidiary has received any written notice from any Governmental Authority or private entity advising or asserting that (i) any real property owned, leased or used by any Company or Subsidiary, (ii) any real property previously owned, leased or used by any Company or Subsidiary, or (iii) any Company or Subsidiary, is the subject of any Action relating to the environmental condition of such property or any Company or Subsidiary. No such property is listed in CERCLIS, the federal National Priorities List or any similar state or federal lists of suspected contaminated property and, except as set forth in Section 3.13(b) of the Disclosure Schedule, no off-site disposal location currently or formerly used by any Company or Subsidiary or their respective predecessors is so listed.
     3.14 Litigation. Except as set forth in Section 3.14 of the Disclosure Schedule, there is no suit, claim, action, arbitration, hearing, investigation, charge, complaint, demand or proceeding (each, an “Action”) pending or, to the Knowledge of the Shareholders, threatened by or against any Company or Subsidiary or any officer or director of any Company or Subsidiary. No Company or Subsidiary is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a Material Adverse Effect on any Company or Subsidiary. Except as set forth in Section 3.14 of the Disclosure Schedule, since January 1, 1999, (a) there has not been any Action asserted, or to the Knowledge of the Shareholders, threatened against any Company or Subsidiary relating to any Company’s or Subsidiary’s products or services or method of doing business or its relationship with past, existing or future users or purchasers of any products or services of any Company or Subsidiary and (b) no Company or Subsidiary has been subject to any outstanding order, writ, injunction or decree relating to any Company’s or Subsidiary’s products or services or its method of doing business or its relationship with past, existing or future customers, lessees, users, purchasers or licensees of any Intellectual Property, goods or services of any Company or Subsidiary.
     3.15 Brokerage and Finder’s Fees. Except with respect to the agreement between J.W. Harris and Gulf Capital Partners, Inc., all negotiations relating to this Agreement and the Transactions have been carried on by or on behalf of the Companies and the Shareholders in such a manner as not to give rise to any claim against any Company, Subsidiary, or Lincoln Electric for a finder’s fee, brokerage commission, advisory fee or other similar payment.
     3.16 Employee Benefit Matters.
          (a) U.S. Employee Benefits.
          (i) For purposes of this Section 3.16, the following terms have the definitions given below:
     “Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code and the portability and nondiscrimination requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code, or (v) Section 4975 of the Code.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
     “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is or was a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is or was a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
     “Plans” means all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, or to any present or former director, consultant or agent or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by any Company, any Subsidiary or any ERISA Affiliate or to which any Company, any Subsidiary or any ERISA Affiliate contributes or is obligated to contribute or under which any current or former employee, director, consultant or agent is entitled to any benefits (whether or not contingent or a result of service to any Company, Subsidiary or ERISA Affiliate). Without limiting the generality of the foregoing, the term “Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA and all employee stock option or stock purchase plans, bonus or incentive plans or programs, deferred compensation arrangements, vacation policies, sick policies, severance pay plans, practices or agreements, fringe benefits, employment agreements, consulting agreements and change in control or retention arrangements.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.
          (ii) Section 3.16(a)(ii) of the Disclosure Schedule lists all Plans sponsored, maintained or contributed to, or required to be contributed to, by any Company, any Subsidiary or by any ERISA Affiliate within the last six (6) years. With respect to each Plan, the Companies have made available to Lincoln Electric a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including all plan documents and amendments thereto, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, (ii) the three (3) most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any, (v) the most recent determination letter from the Internal Revenue Service, if any, (vi) the most recent actuarial/valuation, if any, (vii) any notices provided either to any participants in any Plan or to any governmental agency, commission or regulatory body relative to any Plan in the past five years; (viii) all contracts with third party administrators, actuaries, investment managers, consultants, or others that relate to the Plan; and (ix) all compliance reports provided by third party administrators, actuaries or others relative to the Plan during the past three years. No Company, Subsidiary nor any ERISA Affiliate has any plan or commitment to create any additional Plan or to modify or change any existing Plan that would affect any employee, former employee, director, former director, consultant, former consultant, agent or former agent of any Company, any Subsidiary or any ERISA Affiliate.
          (iii) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (a “Qualified Plan”) evidencing the Plan’s compliance with the so-called “GUST” amendments, a copy of which has been provided to Lincoln Electric and, except as set forth in Section 3.16(a)(iii) of the Disclosure Schedule, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust and there has been no termination or partial termination of such plan.
          (iv) Except as set forth in Section 3.16(a)(iv) of the Disclosure Schedule, all contributions required to be made to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the Closing Date have been paid in full or, to the extent not required to be made or paid before the Closing Date have been or will be fully reflected in the Financial Statements and the December Statements.
          (v) Except as set forth in Section 3.16(a)(v) of the Disclosure Schedule, the Companies, the Subsidiaries and all ERISA Affiliates have materially complied and are in material compliance with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. Each Plan has been operated in material compliance with its terms and in accordance with all Applicable Laws. There is not now, and there are no existing, circumstances that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Lien on the assets of any Company, any Subsidiary or any ERISA Affiliate under ERISA or the Code. Each Plan includes provisions which effectively reserve the rights of the sponsor of the Plan to amend or terminate the Plan.
          (vi) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), nor has any Company, any Subsidiary or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.
          (vii) Except as set forth in Section 3.16(a)(vii) of the Disclosure Schedule, there does not now exist, and there are no existing, circumstances that could result in, any Controlled Group Liability that would be a liability of any Company or Subsidiary following the Closing Date. Without limiting the generality of the foregoing, no Company, Subsidiary nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 of ERISA or any transaction that constitutes a withdrawal under Section 4201 et seq. of ERISA.
          (viii) Except as set forth in Section 3.16(a)(viii) of the Disclosure Schedule and except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, no Company or Subsidiary has liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. To the Knowledge of the Shareholders, there has been no communication to employees of any Company, any Subsidiary or ERISA Affiliates that could reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.
          (ix) Except as set forth in Section 3.16(a)(ix) of the Disclosure Schedule, no Plan obligates any Company or Subsidiary to pay separation, severance, termination, bonus or similar benefits as a result of the Transactions and neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of any Company or Subsidiary, and Section 3.16(a)(ix) of the Disclosure Schedule specifies the amount of any such payment or benefit. Without limiting the generality of the foregoing, no amount paid or payable any Company or Subsidiary in connection with the Transactions either solely as a result thereof or as a result of such Transactions in conjunction with any other events will be an “excess parachute payment” within the meaning of Section 280G of the Code.
          (x) There are no Actions pending or, to the Knowledge of the Shareholders, threatened (other than claims for benefits in the ordinary course), which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of any Company or Subsidiary.
          (xi) Except as set forth in Section 3.16(a)(xi) of the Disclosure Schedule, none of the assets of any Plan are invested in employer securities or employer real property.
          (b) Mexico Employee Benefits.
          (i) Except as set forth in Section 3.16(b) of the Disclosure Schedule, none of the Companies or the Subsidiaries maintains or contributes to any benefit plan in Mexico which provides health, accident or life insurance benefits to employees, their spouses or dependents, other than pursuant to applicable Mexican Labor Regulations. Each employee benefit plan under Mexican labor and social security laws and regulations (“Mexican Labor Regulations”) and each other material employee benefit plan, policy or arrangement whether oral or in writing maintained by each of the Subsidiaries primarily in connection with its operations in Mexico comply in form and in operation with the requirements of applicable laws and regulations, including Mexican Labor Regulations, and is listed and described in Section 3.16(b) of the Disclosure Schedule.
          (ii) Each Company and Subsidiary is now, and has been since the commencement of any prescription period related to compliance with Mexican Labor Regulations that continues to run as of the date hereof, in compliance with all provisions of applicable Mexican Labor Regulations and all payments due thereunder from each Company and Subsidiary have been made when due, including, without limitation, contributions to the Mexican Social Security Institute (Instituto Mexicano del Seguro Social), mandatory retirement fund (SAR) and the Mexican Housing Institute (INFONAVIT).
          (c) Spain Employee Benefits.
          (i) Harris-Spain has complied timely and with the applicable formalities with all its Tax and Social Security obligations. In particular, the Spanish Subsidiary has withheld from each one of the payments made to its employees, the amount corresponding to personal income tax withholdings and social security contributions, and has deposited such amounts when due with the competent bodies. The Spanish Subsidiary is also up-to-date with all payments owed for the employer’s National Insurance contribution.
               (ii) Except as mandated by the Spanish government, the Spanish Subsidiary does not have any private accident, life, health or other insurance for the employees, nor has it arranged pension plans. Nor are any payments in kind, benefits or other advantages (stock option plans, incentives, bonuses, car, golden parachutes, etc.) made, pending payment or promised to the employees.
               (iii) The Spanish Subsidiary fulfills all applicable occupational health and safety and occupational hazard regulations. The work centers are equipped with the facilities and equipment required by Law to prevent accidents in the workplace, the employees work suitably equipped (in terms of clothing, equipment, protection, etc.) in accordance with the provisions of the Law.
               (iv) The Spanish Subsidiary has complied in time and with the applicable formalities with all its Tax obligations corresponding to fiscal periods which are not prescribed under Spanish General Taxation Act (Act 58/2003), articles 66 to 70.
               (v) The financial documentation and tax declarations presented to the Authorities has been filed according to the legal previsions applicable in the moment of their presentation, and the data included are correct, complete and truly reflects the tax status of the Spanish Subsidiary.
     3.17 Officers, Employees and Compensation. Section 3.17 of the Disclosure Schedule sets forth the names of all directors and officers of each Company and Subsidiary, the total salary, bonus, fringe benefits and perquisites each received from the Companies and the Subsidiaries in the year ended December 31, 2004, and any changes to the foregoing which have occurred subsequent to December 31, 2004. Section 3.17 of the Disclosure Schedule also lists and describes the current compensation of any employee of any Company or Subsidiary whose total current salary and bonus exceeds $75,000. Except as disclosed in Section 3.17 of the Disclosure Schedule, there are no other forms of compensation paid to any such director, officer or employee of any Company or Subsidiary. The amounts accrued on the books and records of the Companies and the Subsidiaries for all commissions and other fees payable to agents, salesmen and representatives, vacation pay and sick pay will be adequate to cover the Companies’ and the Subsidiaries’ liabilities for all such items. Except as set forth in Section 3.17 of the Disclosure Schedule, no Company or Subsidiary has become obligated, directly or indirectly, to any shareholder, director or officer of any Company or Subsidiary or any person related to such person by blood or marriage, except for current liability for such compensation. Except as set forth in Section 3.17 of the Disclosure Schedule, no shareholder, director, officer, agent or, to the Knowledge of the Shareholders, employee of any Company or Subsidiary, or any person related to any such person by blood or marriage, holds any position or office with or has any material financial interest, direct or indirect, in any supplier, customer or account of, or other outside business which has or has had material transactions with, any Company or Subsidiary. No Company or Subsidiary has an agreement or understanding with any shareholder, director, officer, employee or representative of any Company or Subsidiary that would influence any such person not to become associated with Lincoln Electric from and after the Closing or from serving any Company or Subsidiary after the Closing in a capacity similar to the capacity presently held.
     3.18 Contracts.
          (a) Section 3.18(a) of the Disclosure Schedule lists all written or oral contracts, agreements, guarantees, leases and executory commitments (each a “Contract”) to which any Company or Subsidiary is a party and which fall within any of the following categories:
               (i) Contracts not entered into in the Ordinary Course of Business,
               (ii) joint venture, partnership and similar agreements,
               (iii) Contracts which are service contracts or equipment leases involving payments by any Company or Subsidiary of more than $100,000 per year,
               (iv) Contracts containing covenants purporting to limit the freedom of any Company or Subsidiary to compete in any line of business in any geographic area or to hire any individual or group of individuals, or requiring any Company or Subsidiary to deal exclusively with, grant exclusive rights to, or refrain from dealing with products that are competitive with any other party’s products,
               (v) Contracts which after the Closing would have the effect of limiting the freedom of Lincoln Electric or its subsidiaries (other than the Companies and the Subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, or requiring Lincoln Electric or its subsidiaries (other than the Companies and the Subsidiaries) to deal exclusively with, grant exclusive rights to, or refrain from dealing with products that are competitive with any other party’s products,
               (vi) Contracts that contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of any Company or Subsidiary or their respective Affiliates, or any customer, licensee or lessee thereof,
               (vii) Contracts relating to any outstanding commitment for capital expenditures in excess of $100,000,
               (viii) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $100,000 and not cancelable by any Company or Subsidiary (without premium or penalty) with ninety or fewer days’ notice,
               (ix) Contracts with any labor organization,
               (x) indentures, mortgages, promissory notes, loan agreements, guarantees of amounts in excess of $100,000, letters of credit or other agreements or instruments of any Company or Subsidiary or commitments for the borrowing or the lending of money by any Company or Subsidiary or providing for the creation of any Lien upon any of the assets of any Company or Subsidiary,
               (xi) Contracts that are fixed price or other risk sharing agreements with customers not cancelable by any Company or Subsidiary (without premium or penalty) at any time with thirty or fewer days notice,
               (xii) Contracts involving annual revenues of, or expenditures by any Company or Subsidiary in excess of $100,000,
               (xiii) Contracts providing for “earn-outs” or other contingent payments potentially involving more than $100,000 over the term of the Contract,
               (xiv) Contracts with or for the benefit of any holder of capital stock or options to purchase capital stock of any Company, any Subsidiary, any affiliate (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any Company or Subsidiary or any such holder or immediate family member thereof,
               (xv) all Tax abatement or reduction agreements or programs and all related documents which are material, and
               (xvi) all other Contracts not called for above that are material to the business of any Company or Subsidiary as it is currently being or proposed to be conducted.
All such Contracts are valid and binding obligations of the Companies or the Subsidiaries, as applicable, and, to the Knowledge of the Shareholders, the valid and binding obligation of each other party thereto. Except as set forth in Section 3.18(a) of the Disclosure Schedule, no Company, Subsidiary nor, to the Knowledge of the Shareholders, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any Contract to which any Company or Subsidiary is a party.
          (b) Except as set forth in Section 3.18(b) of the Disclosure Schedule, no consent, permission, waiver or approval is required to be obtained from, and no penalty, assessment or special payment is required to be paid to, and no notice is required to be sent to, any third party or Governmental Authority in order to preserve for the Companies or the Subsidiaries after the Closing the benefits of the Contracts.
     3.19 Accounts Receivable; Inventories.
          (a) All accounts and notes receivable (including lease and finance notes receivable) and accrued interest receivable of each Company and each Subsidiary represent valid obligations arising from sales actually made or services actually performed and have arisen in the Ordinary Course of Business, and the accounts receivable reserves reflected on the balance sheet included in the Financial Statements and the December Statements are as of the date thereof established in accordance with GAAP procedures applied on a consistent basis with those used to prepare the Audited Financial Statements.
          (b) The inventories reflected on the balance sheet included in the Financial Statements and the December Statements have been valued in accordance with GAAP procedures applied on a consistent basis with those used to prepare the Audited Financial Statements, prior to the reflection of the LIFO reserve. Physical adjustments since the date of the most recent Financial Statements have been correctly recorded in the Ordinary Course of Business. Such inventories (i) are carried at an amount not in excess of the lower of cost or net realizable value, and (ii) do not include any inventory which is obsolete, surplus or not usable or salable in the Ordinary Course of Business, in each case net of reserves provided therefor. Such inventories consist of items of quality and quantity that are adequate for the conduct of the business of the Companies and the Subsidiaries and inventory levels are not in excess of normal operating requirements of the Companies and the Subsidiaries.
     3.20 Labor Matters. Except as set forth in Section 3.20 of the Disclosure Schedule, no Company or Subsidiary is a party to any labor contracts, collective bargaining agreements or employment or consulting agreements with any persons employed by any Company or Subsidiary or any Persons otherwise performing services primarily for any Company or Subsidiary (the “Business Personnel”). No Company or Subsidiary has engaged in any unfair labor practice with respect to Business Personnel, and there is no unfair labor practice complaint pending or, to the Knowledge of the Shareholders, threatened, against any Company or Subsidiary with respect to Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Shareholders, threatened against any Company or Subsidiary, and no Company or Subsidiary has experienced any labor strike, dispute, slowdown or stoppage or other labor difficulty involving its employees since January 1, 2001.
     3.21 Operation of the Companies’ Business; Relationships. To the Knowledge of the Shareholders, the relationships of the Companies and the Subsidiaries with their customers and suppliers are satisfactory, and the execution of this Agreement, and the consummation of the Transactions will not materially adversely affect the relationships of any Company or Subsidiary with such customers or suppliers. Section 3.21 of the Disclosure Schedule describes each termination or non-renewal that has occurred with respect to any material Contract with any customer or supplier from January 1, 2003 to the date of this Agreement.
     3.22 Product Warranties and Liabilities. Except as set forth on Section 3.22 of the Disclosure Schedule, the Companies and the Subsidiaries have made no warranties, guaranties, return policies or assurances of products and services that are in effect or proposed. Section 3.22 of the Disclosure Schedule sets forth a description of each pending or, to the Knowledge of the Shareholders, threatened Action under any warranty or guaranty against any Company or Subsidiary. Except as set forth in Section 3.22 of the Disclosure Schedule, no Company or Subsidiary has incurred, nor, to the Knowledge of the Shareholders, is there any basis for alleging, any liability, damage, loss, cost or expense as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) (“Product Liability”) with respect to any product sold or services rendered by or on behalf of any Company or Subsidiary (including any licensee thereof) prior to the Closing, whether such Product Liability is incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance.
     3.23 Insurance.
          (a) Section 3.23 of the Disclosure Schedule contains a true, correct and complete list of all of the past and current general-liability insurance policies known by the Companies and the Subsidiaries to have been issued to them before April 1, 2003, and all insurance policies known by the Companies and the Subsidiaries to have been issued to them for the periods from April 1, 2003, through March 31, 2005. Copies of all such policies (or, where complete policies are unavailable, all remaining evidence of such policies) that are in the possession of the Companies and the Subsidiaries have been made available to Lincoln Electric.
          (b) Except as set forth in Section 3.23 of the Disclosure Schedule, no Person other than the Companies and the Subsidiaries claims rights as an insured under any insurance policy identified therein. The Shareholders shall take no action that extinguishes or otherwise adversely affects the rights of the Companies and the Subsidiaries under the insurance policies and shall cooperate with Lincoln Electric in preserving all such rights.
          (c) All policies indicated as being current in Section 3.23 of the Disclosure Schedule are in full force and effect in accordance with their terms; no notice of cancellation thereof or default thereunder has been received; and there is no existing default or event which, with the giving of notice by the insurer or lapse of time or both, would constitute a default thereunder. Except as set forth in Section 3.23 of the Disclosure Schedule, no Company or Subsidiary has been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five (5) years.
          (d) Except as set forth in Section 3.23 of the Disclosure Schedule, the policies of fire, theft, liability, professional practice and other insurance currently maintained with respect to the assets or businesses of the Companies and the Subsidiaries may be continued by the Companies and the Subsidiaries without modification or premium increase after the Closing and for the duration of their current terms, which terms expire as set forth in Section 3.23 of the Disclosure Schedule.
     3.24 Books of Account; Records; Bank Accounts. The Companies’ and the Subsidiaries’ general ledgers, stock record books, minute books and other material records relating to the assets, properties, contracts and outstanding legal obligations of the Companies and the Subsidiaries are, in all material respects, complete and correct, and have been maintained in accordance with good business practices and the matters contained therein are appropriate and accurately reflected in the Financial Statements and the December Statements. Section 3.24 of the Disclosure Schedule sets forth (i) a list of each bank or other financial institution in which any Company or Subsidiary has an account, safe deposit box or custodial arrangement, (ii) the numbers of such accounts and (iii) the names of all persons authorized to draw on such accounts or have access to any such safe deposit box.

     3.25 Disclosures. Neither this Agreement nor the Disclosure Schedules contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.
ARTICLE IIIA. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
     In order to induce Lincoln Electric to enter into this Agreement, each Shareholder, on a several and individual basis, represents and warrants to Lincoln Electric that the statements contained in this Article IIIA with respect to such Shareholder are true, correct and complete as of the Closing.
     3A.1 Authority.
          (a) The Shareholder has the legal capacity and authority to execute and deliver this Agreement and the Additional Documents to which he, she or it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms. The Additional Documents to which the Shareholder is a party constitute the legal, valid and binding obligations of the Shareholder, enforceable against the Shareholder in accordance with their respective terms.
          (b) Each Shareholder that is a trust (each, a “Trust”) hereby, on a several and individual basis, represents and warrants to Lincoln Electric that: (i) the Trust was duly created pursuant to the laws of the State of Ohio; (ii) the Trust has its situs in and is governed by the laws of the State of Ohio; (iii) the Trust is valid, has not terminated and has not been revoked and is not supervised by any court; (iv) the Trust (with the exception of the Joseph W. Harris Revocable Trust) is irrevocable and not subject to amendment; (v) no other proceedings on the part of the Trust or the trustee of the Trust are necessary to authorize the execution and delivery of this Agreement and the Additional Documents to which the Trust is a party or the transactions contemplated hereby and thereby; (vi) no beneficiary of the Trust has any right to distribution with respect to the capital stock of any Company owned by the Trust, and all of the capital stock of any Company owned by the Trust is held free and clear of any Liens or claims by any beneficiary of the Trust; and (vii) this Agreement and the Additional Documents to which the Trust is a party have been duly executed and delivered by the trustee of the Trust, and constitute legal, valid and binding obligations of the Trust, enforceable against the Trust and the trust estate of the Trust in accordance with their terms. Lincoln Electric has received complete and correct copies of the Trust Instrument and any related documents and there have been no amendments to the Trust Instrument since delivery to Lincoln Electric. Set forth opposite the Trust in Section 3A.1 of the Disclosure Schedule is (A) the individual who is the sole grantor under the Trust; (B) the individual who is the duly appointed and sole acting trustee of the Trust; (C) the only Person required by the agreement governing the Trust (the “Trust Instrument”) to act on behalf of the Trust; and (D) the individual who is authorized by the Trust Instrument to execute and deliver this Agreement and the Additional Documents to which the Trust is a party, and to consummate the transactions and perform the obligations contemplated hereby and thereby.

     3A.2 Capitalization; Title to Shares. The Shareholder is the sole lawful owner of record, and beneficially, of the capital stock of each Company set forth opposite the Shareholder’s name in Section 3A.2 of the Disclosure Schedule, free and clear of any Liens, and, except as set forth in Section 3A.2 of the Disclosure Schedule, no other Person has a beneficial or other interest in the capital stock of any Company owned by the Shareholder. The Shareholder is not a party to any Contract relating to the transfer, sale, assignment, purchase, pledge, conveyance or other disposition of any of the capital stock of any Company owned by the Shareholder.
     3A.3 Conflicts, Consents and Approvals. Except as set forth in Section 3A.3 of the Disclosure Schedule, neither the execution and delivery by the Shareholder of this Agreement or the execution and delivery by the Shareholder of the Additional Documents to which he, she or it is a party nor the consummation by the Shareholder of the Transactions will:
          (a) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with or without the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Lien upon any of the capital stock of any Company owned by the Shareholder or require any consent of any third party under, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party;
          (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Shareholder; or
          (c) require any action or consent or approval of, or review by, or registration or filing by the Shareholder or any of its Affiliates with, any third party or any Governmental Authority, other than any that have been taken, obtained or made.
     3A.4 Shareholder Indebtedness. Except as may be set forth on the Projected Closing Statement, there is no indebtedness of any Shareholder outstanding, payable or owed to any Company or Subsidiary.
ARTICLE IV. COVENANTS OF THE PARTIES
     4.1 Public Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties, unless such Party determines in good faith that such disclosure is necessary pursuant to Applicable Laws or the rules and regulations governing the NASDAQ National Market.
     4.2 Certain Tax Matters.
          (a) The J.W. Harris Shareholders, the Autobraze Shareholders, and the Harris-Euro Shareholders shall reimburse Lincoln Electric for the Taxes of the Company or Subsidiary owned by the respective Shareholders for any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date to the extent (i) such Taxes exceed the amount reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and (ii) such Taxes were not properly accounted for in the Debt Adjustment Amount.
          (b) In the case of any taxable period that includes (but does not end on) the Closing Date, the amount of any Taxes shall be determined based on an interim closing of the books as of the close of business on the Closing Date.
          (c) For each taxable period of any Company or Subsidiary that ends on or before the Closing Date, the Shareholders shall cause to be timely prepared, submitted to Lincoln Electric for review, and then filed by the Shareholders with the appropriate authorities (with copies provided to Lincoln Electric) all Tax Returns of such Company or Subsidiary. Lincoln Electric shall cause to be prepared and will file all Tax Returns for the Companies and the Subsidiaries for Tax periods not described in the foregoing sentence of this Section 4.2(c).
          (d) The Shareholders and Lincoln Electric reasonably and in good faith shall cooperate with each other in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with the preparation and filing of such Tax Returns. The Shareholders will obtain any sales tax certificate of authority or other governmental approval required in connection with the transfer of stock and deemed transfer of assets in connection with the Transactions and the Section 338(h)(10) Elections. The Shareholders and Lincoln Electric further agree, upon request, to use reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce, or eliminate any Tax, fee, or other charge that could be imposed in connection with the Transactions and the Section 338(h)(10) Elections.
          (e) The Companies and the Shareholders will join with Lincoln Electric in making a timely and irrevocable election under Section 338(h)(10) of the Code (and any corresponding election permitted under state or local tax law), as identified in Section 4.2(e) of the Disclosure Schedule with respect to the Transactions (the “Section 338(h)(10) Elections”). At or prior to the Closing, Lincoln Electric shall prepare and deliver to the Shareholders for signature Internal Revenue Service Form 8023 and any other state or local forms required for the Section 338(h)(10) Elections (collectively, the “Section 338 Forms”), subject to approval of the Shareholders, which approval shall not be unreasonably withheld. At the Closing, each of the Section 338 Forms shall be signed by each Shareholder and any other Person required to sign. The Shareholders shall at any time and from time to time after the Closing cooperate with Lincoln Electric in connection with the Section 338(h)(10) Elections, including the signing by them or other Persons of any forms that Lincoln Electric may reasonably request in order to accomplish the Section 338(h)(10) Elections. The Shareholders shall include all income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Elections on their Tax returns. Lincoln Electric shall be responsible for the preparation and delivery to the Shareholders for signature and for the timely filing of the Section 338 Forms. The allocation for tax purposes of the Aggregate Consideration among the assets of the Companies shall be as set forth on Exhibit F.
          (f) Notwithstanding any other provision of this Agreement to the contrary, as provided in Section 7.2(a), the Shareholders shall indemnify Lincoln Electric and the Companies, and hold them harmless from and against, all liability of the Companies for Taxes and other costs and expenses related thereto (including reasonable attorneys’ fees) attributable to the failure of any Company to be an “S” corporation within the meaning of Section 1361(a)(1) of the Code at all times since its inception with respect to all Companies other than J.W. Harris, and since April 1, 1985 with respect to J.W. Harris, through the Closing, and for all Taxes and all other costs and expenses related thereto (including reasonable attorneys’ fees) attributable to any such failure of any Company to be an S corporation not subject to Tax for state or local Tax purposes at all times during such period under any Applicable Law of any jurisdiction listed as an S corporation jurisdiction in Section 3.9(f) of the Disclosure Schedule.
          (g) The Companies and the Shareholders have not revoked any Company’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. The Companies and the Shareholders have not taken any action that would result in, or fail to have taken any action or allowed the failure of any action to be taken that would prevent, the termination of any Company’s status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.
ARTICLE V. CONDITIONS
     5.1 Mutual Conditions. The obligations of the Parties to consummate the Transactions are subject to fulfillment of the following conditions:
          (a) No Adverse Order. No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Transactions shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents the consummation of the Transactions.
          (b) No Government Action. No Action shall be instituted by any Governmental Authority which seeks to prevent consummation of the Transactions or seeks material damages in connection with the Transactions which continues to be outstanding.
     5.2 Conditions to Obligations of the Shareholders. The obligations of the Shareholders to consummate the Transactions are subject to the fulfillment of the following conditions unless waived by the Shareholders:
          (a) Representations and Warranties. Each of the representations and warranties of Lincoln Electric set forth in this Agreement shall be true and correct.
          (b) Performance of Agreement. Lincoln Electric shall have performed each obligation and agreement and shall have complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing.
          (c) Certificates. Lincoln Electric shall have furnished the Companies with a certificate dated as of the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 5.2(a) and (b) have been satisfied.

          (d) Opinion of Counsel. The Companies shall have received the legal opinion, dated the Closing Date, of Baker & Hostetler LLP, counsel to Lincoln Electric, substantially in the form attached hereto as Exhibit G.
          (e) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Lincoln Electric and the escrow agent.
          (f) Noncompetition Agreements. Lincoln Electric shall have executed and delivered each Noncompetition Agreement to which it is a party.
     5.3 Conditions to Obligations of Lincoln Electric. The obligations of Lincoln Electric to consummate the Transactions are subject to the fulfillment of the following conditions unless waived by Lincoln Electric:
          (a) Representations and Warranties. Each of the representations and warranties of the Companies and the Shareholders set forth in this Agreement shall be true and correct.
          (b) Performance of Agreement. The Companies and the Shareholders shall have performed each obligation and agreement and shall have complied with each covenant to be performed and complied with by them hereunder at or prior to the Closing.
          (c) Certificate. Each Shareholder shall have furnished Lincoln Electric with a certificate dated the Closing Date, to the effect that the conditions set forth in Sections 5.3(a) and (b) have been satisfied.
          (d) Opinion of Counsel. Lincoln Electric shall have received the legal opinion, dated the Closing Date, of Taft, Stettinius & Hollister LLP, counsel to the Companies and the Shareholders, substantially in the form attached hereto as Exhibit H.
          (e) Consents and Approvals. The Companies shall have received and delivered to Lincoln Electric all customer, vendor, lessee, licensee, licensor and other third party consents, approvals and estoppel certificates listed in Section 5.3(e) of the Disclosure Schedule, each in form and substance reasonably satisfactory to Lincoln Electric.
          (f) Shareholder Releases. Each Shareholder shall have executed and delivered to Lincoln Electric a Shareholder Release, dated as of the Closing Date, in the form of Exhibit I attached hereto.
          (g) Officer and Director Resignations. Each officer and director of each Company and each Subsidiary (except Beate Surmann) shall have executed and delivered to Lincoln Electric a resignation from such position and termination of signing authority in a form reasonably satisfactory to Lincoln Electric.
          (h) Noncompetition Agreements. Each of Joe Harris, Gordon Harris, Robin Harris, Doug Sprague, Steve Sprague and Terry Howard, shall have executed and delivered to Lincoln Electric a Noncompetition Agreement substantially in the form attached hereto as Exhibit J but with such modifications as the parties agree (collectively, the “Noncompetition

Agreements”). Each Company shall have executed and delivered each Noncompetition Agreement to which it is a party.
          (i) [Intentionally Omitted]
          (j) Actions Regarding Certain Plans. As of or prior to the Closing, the actions specified in Section 5.3(j) of the Disclosure Schedule shall have been taken.
          (k) No Notice from Customers. No Company or Subsidiary shall have received notice from any of the customers of any Company or Subsidiary set forth in Section 5.3(k) of the Disclosure Schedule that it has terminated or intends to terminate its relationship with any Company or Subsidiary.
          (l) Projected Closing Statement. At least two (2) business days prior to the Closing, the Companies shall have delivered to Lincoln Electric the Projected Closing Statement pursuant to Section 1.2(c)(i).
          (m) Real Property Transfers.
               (i) For purposes of this Section 5.3(m), the following terms have the following meanings:
    “Mason Property” means the real property in Mason, Ohio, commonly known as 4501 Quality Place, Mason, Ohio, and more particularly described in Exhibit K, including the land and all buildings and other improvements located thereon and all appurtenant rights, privileges and easements.
    “Conticast Property” means the real property in Barberton, Ohio, commonly known as 1045 Eagon Street, Barberton, Ohio, and more particularly described in Exhibit L hereto, including the land and any buildings or other improvements located thereon and all appurtenant rights, privileges and easements.
    “Transferred Properties” means, collectively, the Mason Property and the Conticast Property.
               (ii) Prior to the date hereof, the Shareholders have caused J.W. Harris Development, Ltd., an Affiliate of J.W. Harris and owner of the Mason Property to convey the Mason Property to J.W. Harris by transferable and recordable general warranty deeds, granting and warranting good, marketable and insurable fee-simple title to the Mason Property free and clear of all Liens other than Permitted Liens;
               (iii) Prior to the date hereof, the Shareholders have caused J.W. Harris, owner of the Conticast Property, to convey the Conticast Property to Conticast Corporation as partial payment of the current liability of J.W. Harris due to Conticast Corporation by transferable and recordable general warranty deeds, granting and warranting good, marketable and insurable fee-simple title to the Conticast Property free and clear of all Liens other than Permitted Liens (the transfers referred to in (ii) and (iii) collectively, the “Real Property Transfers”).

               (iv) In addition to the deeds described above, J.W. Harris has obtained the following in connection with the transfer of the Mason Property (such documents and instruments, together with such deeds, collectively, the “Transfer Documents”):
                    (1) an ALTA Form B owner’s policy of title insurance in the name of J.W. Harris (the “Title Policy”) covering the Mason Property in a face amount equal to the fair market value of the Mason Property, with any “printed” exceptions set forth in any policy commitment relating to the Title Policy relating to parties in possession, mechanics’ and materialmens’ liens or matters that would be shown by a survey of the Mason Property having been deleted prior to the issuance of the Title Policy;
                    (2) a survey of the Mason Property prepared by a surveyor duly licensed or registered in the State of Ohio, certified by such surveyor in accordance with the current “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys” as adopted by the American Land Title Association and American Congress on Surveying and Mapping, each of which shall include a legal description of the Mason Property, a flood plain designation, the location of all easements affecting the Mason Property, any encroachments onto or from the Mason Property, the location of all buildings or other improvements on the Mason Property and the number of square feet and acres in the Mason Property;
                    (3) all resolutions, consents, affidavits or other documents necessary to confirm the acceptability of all off-record title matters or requested by the title companies issuing the Title Policy; and
                    (4) any other instruments or documents reasonably required by Lincoln Electric or the title companies issuing the Title Policy to effect or otherwise document the Real Property Transfers.
All Transfer Documents shall be in form and substance reasonably acceptable to counsel for J.W. Harris and Lincoln Electric.
          (n) Escrow Agreement. The Shareholders and each of the Shareholders shall have executed and delivered the Escrow Agreement.
          (o) Transfer of Surmann’s Shares. The Shareholders shall have delivered to Lincoln Electric fully executed documentation of the transfer to Harris-Euro of the shares of Harris Spain held by Beate Surmann, in form and substance reasonably acceptable to Lincoln Electric.
          (p) Employment Agreements. Each of Doug Sprague and Terry Howard shall have executed and delivered to Lincoln Electric an Employment Agreement substantially in the form attached hereto as Exhibit M (collectively, the “Employment Agreements”). Autobraze shall have executed and delivered to Lincoln Electric the Employment Agreements.

ARTICLE VI. NO TERMINATION; AMENDMENT
     6.1 No Termination. The Parties acknowledge and agree that the execution and delivery of this Agreement and the Closing of the Transactions are occurring simultaneously. Accordingly, this Agreement shall not be deemed to be executed and delivered unless and until all of the conditions to Closing have been satisfied or waived and, once the Closing has occurred and the Agreement has been executed and delivered, no Party will have any right to terminate this Agreement.
     6.2 Amendment. This Agreement may be amended only by a written instrument duly authorized and signed on behalf of each of the Parties.
ARTICLE VII. INDEMNIFICATION
     7.1 Survival of Representations, Warranties and Agreements.
          (a) Subject to the limitations set forth in Section 7.3 below, and notwithstanding any investigation conducted at any time by or on behalf of Lincoln Electric or the Companies, all representations, warranties, covenants and agreements of Lincoln Electric and the Shareholders in this Agreement and in any other agreements, documents or certificates executed or delivered by Lincoln Electric or the Shareholders pursuant to this Agreement or in connection with the transactions contemplated by this Agreement (the “Additional Documents”) shall survive the execution, delivery and performance of this Agreement and the Additional Documents. This Section 7.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing or after the termination of this Agreement.
          (b) As used in this Article VII, any reference to a representation, warranty or covenant contained in any section of this Agreement shall include the section of the Disclosure Schedule relating to such section.
     7.2 Indemnification.
          (a) Subject to the limitations set forth in this Article VII, the Principal Shareholders, jointly and severally, shall indemnify and hold harmless Lincoln Electric and its Affiliates, subsidiaries, officers, directors, agents and employees (each, a “Lincoln Electric Indemnified Party”) from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses (including interest, penalties, attorneys’ fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim), and any and all amounts paid in settlement of any claim or litigation (collectively, “Damages”), asserted against, resulting to, imposed upon, or incurred or suffered by any Lincoln Electric Indemnified Party, directly or indirectly, as a result of or arising from any of the following (individually an “Indemnifiable Claim” and collectively “Indemnifiable Claims” when used in the context of a Lincoln Electric Indemnified Party as the Indemnified Party):
               (i) any inaccuracy in or breach or nonfulfillment of, or any alleged inaccuracy in or breach or nonfulfillment of, any of the representations or warranties made in Article III or Article IIIA of this Agreement or in the Additional Documents;

               (ii) any breach or non-performance of, or any alleged breach or non-performance of, any covenant, agreement or obligation to be performed by the Shareholders pursuant to this Agreement or the Additional Documents, including any such covenants, agreements or obligations with respect to the Tax matters pursuant to Section 4.2;
               (iii) except for Welding Fumes Litigation, any and all liabilities related to products manufactured, sold or delivered by or any services provided by any Company or Subsidiary prior to the Closing Date; or
               (iv) any liabilities described in Section 7.2(a)(iv) of the Disclosure Schedule net of any proceeds of insurance coverage of the Companies in effect prior to the Closing Date actually received by the Companies with respect to such Indemnifiable Claim.
          (b) Subject to the limitations set forth in this Article VII, Lincoln Electric hereby covenants and agrees to indemnify and hold harmless the Shareholders and their respective heirs, executors, successors, representatives and assigns (each, a “Shareholder Indemnified Party”), from and after the Closing, from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any Shareholder Indemnified Party, directly or indirectly, as a result of or arising from any of the following (individually, an “Indemnifiable Claim” and collectively, “Indemnifiable Claims” when used in the context of a Shareholder Indemnified Party as the Indemnified Party):
               (i) any inaccuracy in or breach or nonfulfillment of, or any alleged inaccuracy in or breach or nonfulfillment of, any of the representations or warranties made by Lincoln Electric in this Agreement or the Additional Documents; or
               (ii) Any breach or non-performance of, or any alleged breach or non-performance of, any covenant, agreement or obligation to be performed by Lincoln Electric pursuant to this Agreement or the Additional Documents, including any such covenants, agreements or obligations with respect to Tax matters pursuant to Section 4.2.
          (c) Subject to the limitations set forth in this Article VII, each Shareholder, severally and not jointly, shall indemnify and hold harmless each Lincoln Electric Indemnified Party from and against any and all Damages, asserted against, resulting to, imposed upon, or incurred or suffered by any Lincoln Electric Indemnified Party, directly or indirectly, as a result of or arising from any of the following (individually an “Indemnifiable Claim” and collectively “Indemnifiable Claims” when used in the context of a Lincoln Electric Indemnified Party as the Indemnified Party):
               (i) any inaccuracy in or breach or nonfulfillment of, or any alleged inaccuracy in or breach or nonfulfillment of, any of the representations or warranties made by such Shareholder in Article IIIA of this Agreement or the Additional Documents; and

               (ii) any breach or non-performance of, or any alleged breach or non-performance of, any covenant, agreement or obligation to be performed by such Shareholder pursuant to this Agreement or the Additional Documents.
          (d) Lincoln Electric shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in Section 7.2(a) or Section 7.2(c) if the same shall be suffered by any parent, subsidiary or Affiliate of Lincoln Electric, including any Company or Subsidiary, after the Closing.
     7.3 Limitations on Indemnification. The Parties’ respective rights to indemnification under this Article VII are subject to the following limitations:
          (a) No Lincoln Electric Indemnified Party, on the one hand, or any Shareholder Indemnified Party, on the other hand, shall be entitled to indemnification hereunder with respect to an Indemnifiable Claim pursuant to Section 7.2(a)(i) or Section 7.2(b)(i), as applicable (or, if more than one such Indemnifiable Claim is asserted, with respect to all such Indemnifiable Claims), unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims of all Lincoln Electric Indemnified Parties or Shareholder Indemnified Parties, as the case may be, exceeds $500,000 (the “Threshold”), in which event such Lincoln Electric Indemnified Party or Shareholder Indemnified Party, as the case may be, shall be entitled to indemnification hereunder for all Damages with respect to all of its Indemnifiable Claims without regard to the Threshold. Furthermore, the maximum aggregate liability of the Shareholders with respect to all Indemnifiable Claims pursuant to Section 7.2(a)(i) and the maximum aggregate liability of Lincoln Electric with respect to all Indemnifiable Claims pursuant to Section 7.2(b)(i) shall be fifty percent (50%) of the Aggregate Consideration (the “Cap”). Notwithstanding the above, any Damages with respect to an Indemnifiable Claim of any Lincoln Electric Indemnified Party or Shareholder Indemnified Party, as the case may be, arising from (x) any breach or inaccuracy of any Unlimited Representation or (y) any Controlled Group Liability, in each case shall not be subject to or applied toward the Threshold or the Cap, and such Lincoln Electric Indemnified Party shall be entitled to indemnification for the entire amount of said Damages without regard to the Threshold or Cap.
          (b) The indemnification obligations of the parties with respect to any Indemnifiable Claims pursuant to Section 7.2(a)(i), Section 7.2(b)(i) and Section 7.2(c)(i), as applicable, shall terminate upon the second anniversary of the Closing Date, except that:
               (i) The following indemnification obligations shall continue indefinitely: (A) those of the Principal Shareholders with respect to any inaccuracy or breach of any representation or warranty set forth in Section 3.3 (Authority), Section 3.4 (Capitalization), the second sentence of Section 3.11(a) (Title to the Proprietary Rights), the first two sentences of Section 3.12(a) (Title to Property), and Section 3.12(d) (Rights of First Refusal); (B) those of the Shareholders with respect to any inaccuracy or breach of any representation or warranty set forth in Section 3A.1 (Authority) and Section 3A.2 (Capitalization; Title to Shares); and (C) those of Lincoln Electric with respect to any inaccuracy or breach of any representation or warranty set forth in Section 2.2 (Authority) (collectively, the “Unlimited Representations”); and

               (ii) The indemnification obligations of the Shareholders with respect to any inaccuracy or breach of any representation or warranty set forth in Section 3.9 (Taxes), Section 3.13 (Environmental Matters) and Section 3.16 (Employee Benefits) shall terminate ninety (90) days after the expiration of the statutes of limitation applicable to the items contained therein.
          (c) The indemnification obligations of the Shareholders with respect to Section 7.2(a)(iii) shall terminate upon the sixth anniversary of the Closing Date.
          (d) The foregoing provisions of this Section 7.3 notwithstanding, if, prior to the termination of any obligation to indemnify, written notice of a claimed breach or other occurrence or matter giving rise to a claim of indemnification is given by the party seeking indemnification (the “Indemnified Party”) to the party from whom indemnification is sought (the “Indemnifying Party”), or a suit or action based upon a claimed breach is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such claimed breach, occurrence, other matter, or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the claim, suit or action, by reason of the termination otherwise provided for above.
     7.4 Procedure for Indemnification with Respect to Third Party Claims.
          (a) If the Indemnified Party determines to seek indemnification under this Article VII with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, it shall give notice to the Indemnifying Party promptly following the Indemnified Party’s becoming aware of any such Indemnifiable Claim (a “Claim Notice”), which notice shall set forth such material information with respect to such Indemnifiable Claim as is then reasonably available to the Indemnified Party, provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent the Indemnifying Party is materially prejudiced thereby. If any such liability is asserted against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of such liability, the Indemnifying Party shall be entitled, if it so elects by written notice delivered to the Indemnified Party within twenty (20) days after receiving the Claim Notice, to assume the defense of such asserted liability (other than any asserted liability (i) relating to Taxes matters or matters referred to in Section 3.13 (Environmental Matters), or (ii) where the Indemnifying Party is also a party to the Action underlying such Indemnifiable Claim and the Indemnified Party has one or more legal or equitable defenses available to it that are different from or in addition to those available to the Indemnifying Party and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party) with counsel reasonably satisfactory to the Indemnified Party unless the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to assume such defense. If the Indemnifying Party elects to assume the defense of such asserted liability, the claims made by such third party shall be conclusively established as being within the scope of and subject to the indemnification provisions of this Agreement. Notwithstanding the foregoing: (i) the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be payable by the Indemnified Party and (ii) the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the Parties shall make available to each other all relevant information in their possession which is material to any such assertion.
          (b) If the Indemnifying Party disputes its liability with respect to such Indemnifiable Claim, it shall, within twenty (20) days after receiving the Claim Notice with respect to such Indemnifiable Claim, give written notice of such dispute to the Indemnifying Party and such dispute shall be resolved pursuant to Section 7.8. Pending resolution of any such dispute, the Indemnified Party shall have the right to defend, compromise or settle such Indemnifiable Claim at the risk of the Indemnifying Party.
          (c) Notwithstanding anything in this Section 7.4 to the contrary, (i) if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect the Indemnified Party, its corporate parent, if any, its subsidiaries or Affiliates, including any Company after the Closing if a Lincoln Electric Indemnified Party is the Indemnified Party, other than as a result of money damages or other money payments, including in the case of matters relating to Taxes matters or matters referred to Section 3.13 (Environmental Matters), then the Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, to defend, compromise or settle such Indemnifiable Claim; and (ii) the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect of any Indemnifiable Claim unless such settlement, compromise or consent (A) includes as an unconditional term the giving by the claimant or the plaintiff to the Indemnified Party (and its corporate parent, if any, its subsidiaries and Affiliates including any Company or Subsidiary after the Closing if Lincoln Electric is the Indemnified Party) a release from all liability in respect of such Indemnifiable Claim and (B) does not include a finding or admission by any Company or Lincoln Electric of any violation of Applicable Laws or any violation of the rights of any Person.
     7.5 Procedure for Indemnification with Respect to Non-Third Party Claims.
          (a) If the Indemnified Party asserts the existence of an Indemnifiable Claim giving rise to Damages (but excluding Indemnifiable Claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the nature and amount of the Indemnifiable Claim asserted (also, a “Claim Notice”). If the Indemnifying Party, within twenty (20) days after receiving such Claim Notice, has not given written notice to the Indemnified Party announcing its intent to contest such assertion by the Indemnified Party, such assertion shall be deemed accepted and the amount of Indemnifiable Claim shall be deemed a valid Indemnifiable Claim.
          (b) If, however, that the Indemnifying Party contests the assertion of an Indemnifiable Claim by giving such written notice to the Indemnified Party within such 20-day period, then the contested assertion of the claim shall resolved according to Section 7.8.
     7.6 Shareholders’ Representative. The Shareholders hereby irrevocably appoint Robin Harris (the “Shareholders’ Representative”) to act on behalf of the Shareholders with respect to all matters relating to this Article VII and the Escrow Agreement, including in considering and certifying the amount of any indemnification hereunder, in determining the post-closing purchase price adjustment pursuant to Section 1.4 hereof, in communicating with the Shareholders in appointing a successor escrow agent under the Escrow Agreement, in considering and acting with respect to any amendment or termination of this Agreement, and generally in performing all acts expressly required or permitted to be performed by the Shareholders’ Representative pursuant hereto and pursuant to the Escrow Agreement. Lincoln Electric on the one hand, and Lincoln Electric and the escrow agent on the other hand, shall have the right to deal exclusively with the Shareholders’ Representative with respect to all matters hereunder and under the Escrow Agreement, respectively, and neither Lincoln Electric nor the escrow agent shall have any liability to any Shareholder for any acts or omissions of the Shareholders’ Representative, or any acts or omissions taken or not taken by Lincoln Electric or the escrow agent at the direction of the Shareholders’ Representative. Upon any distribution of funds to the Shareholders’ Representative (or to one or more of the Shareholders upon written instruction of the Shareholders’ Representative) in accordance with the Agreement, the escrow agent and Lincoln Electric shall be deemed to have fully satisfied any and all obligations to the Shareholders under this Agreement and the Escrow Agreement with respect to the amount of such distribution. The Shareholders’ Representative shall have no liability to the Companies or the Shareholders with respect to actions taken or omitted to be taken in her capacity as the Shareholders’ Representative, except with respect to any liability resulting primarily from the Shareholders’ Representative’s gross negligence or willful misconduct. The Shareholders’ Representative shall be entitled to rely upon any directions received from holders (the “Majority Holders”) of a majority of the Shares. If the Shareholders’ Representative is unable or unwilling to perform her duties required under this Agreement and the Escrow Agreement, the Majority Holders shall promptly appoint a successor Shareholders’ Representative.
     7.7 Termination of the Companies’ Warranties. Notwithstanding any provisions of this Agreement to the contrary: (a) all representations, warranties and covenants made by the Companies in the Additional Documents shall terminate as to the Companies (but only as to the Companies, and not as to the Shareholders) as of the Closing; and (b) after the Closing, the Companies shall not have any obligation or liability to any Shareholder as a direct or indirect result of any misrepresentation, breach of covenant or other occurrence or circumstance for which the Shareholders have or may have liability to Lincoln Electric under this Agreement.
     7.8 Arbitration.
          (a) All disputes under this Article VII shall be settled by arbitration in Cincinnati, Ohio, before a panel of three arbitrators pursuant to the rules of the American Arbitration Association. Arbitration may be commenced by the Indemnifying Party as provided for in Section 7.4(b) or Section 7.5(b), as applicable, by giving written notice to the Indemnified Party that such dispute has been referred to arbitration under this Section 7.8; provided, however, that such arbitration shall not be commenced until the expiration of the 20-day period following the date of such notice, during which time the Shareholders’ Representative and a representative of Lincoln Electric shall meet and use all commercially reasonable efforts to resolve such dispute in a mutually agreeable manner. If such efforts fail, the panel of arbitrators shall be selected as follows: one arbitrator shall be selected by each of the Shareholders’ Representative and Lincoln Electric within twenty (20) days following the expiration of the 30 day period described in the preceding sentence, and the third arbitrator shall be selected by agreement of the first two arbitrators. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be shared 50% by the Shareholders and 50% by Lincoln Electric; provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection.
          (b) To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section 7.8 shall prevent the parties from settling any dispute by mutual agreement at any time.
     7.9 Adjustment to Aggregate Consideration. All indemnification payments pursuant to this Article VII shall be deemed to be adjustments to the Aggregate Consideration.
ARTICLE VIII. DEFINITIONS
     8.1 Terms Not Defined Elsewhere. The following terms, as used herein, have the following meanings:
          “Adjusted Benchmark” means the amount equal to the sum of the Benchmark and Two Million Dollars ($2,000,000), which amount equals Thirty-Three Million Three Hundred Twenty-Eight Thousand Dollars ($33,328,000).
          “Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
          “April Working Capital” means the difference between the total consolidated current assets and total consolidated current liabilities of the Companies and the Subsidiaries as of the close of business on April 1, 2005, in each case as such items would be reflected on a consolidated balance sheet of the Companies, (i) prepared as if it were a year-end balance sheet (including typical year-end adjustments customarily made by the Companies, (ii) prepared from and in accordance with the books and records of the Companies and the Subsidiaries and (iii) prepared in conformity with the accounting policies, practices and methods of estimation used in determining the Benchmark, provided that such policies, practices and methods of estimation and the amounts resulting therefrom are in accordance with GAAP; provided, however, that the April Working Capital shall not (A) include the amount of any indebtedness or other items to be included in the calculation of the Debt Adjustment Amount, including the indebtedness reflected on Exhibit B attached hereto or (B) be reduced by the LIFO reserve.
          “Benchmark” means the amount of net working capital derived from the unaudited combined (with consolidating adjustments) statement of assets and liabilities of (i) J.W. Harris and the J.W. Harris Subsidiaries as of September 24, 2004, (ii) Harris-Euro and the Harris-Euro Subsidiaries as of December 31, 2004 and (iii) Autobraze as of December 31, 2004, as further detailed on attached Exhibit E, which amount equals Thirty-One Million Three Hundred Twenty-Eight Thousand Dollars ($31,328,000).
          “Closing Date Working Capital” means the difference between the total consolidated current assets and total consolidated current liabilities of the Companies and the Subsidiaries as of the Closing Date, in each case as such items would be reflected on a consolidated balance sheet of the Companies, (i) prepared as if it were a year-end balance sheet (including typical year-end adjustments customarily made by the Companies), (ii) prepared from and in accordance with the books and records of the Companies and the Subsidiaries and (iii) prepared in conformity with the accounting policies, practices and methods of estimation used in determining the Benchmark, provided that such policies, practices and methods of estimation and the amounts resulting therefrom are in accordance with GAAP; provided, however, that the Closing Date Working Capital shall not (A) include the amount of any indebtedness or other items to be included in the calculation of the Debt Adjustment Amount, including the indebtedness reflected on Exhibit B attached hereto or (B) be reduced by the LIFO reserve.
          “Code” means the U.S. Internal Revenue Code of 1986, as amended.
          “Company Transaction Expenses” means all costs, fees and expenses incurred or payable by the Companies and the Shareholders in connection with this Agreement, the Additional Agreements and the Transactions.
          “Escrow Amount” means the General Escrow Amount plus the Working Capital Escrow Amount.
          “General Escrow Amount” means $3,000,000.
          “Governmental Authority” means any domestic, foreign or multi-national federal, state, provincial, regional, municipal or local governmental or administrative authority, including any court, tribunal, agency, bureau, committee, board, regulatory body, administration, commission or instrumentality constituted or appointed by any such authority.
          “Knowledge of the Shareholders” means the actual knowledge of facts, matters or circumstances of Joe Harris, Robin Harris, Gordon Harris, Terry Howard, Jack Valentine, Ann Elliot, Dan Arthur, David Jacobs, Bob Henson, John Pandorf and Donna Wiggins.
          “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, restriction, tenancy or other possessory interest,

conditional sale or other title retention agreement, assessment, easement, right of way, covenant, right of first refusal, defect in title, or any other claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own a property or asset that is subject to a Lien if it has acquired or holds such property or asset subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
          “Material Adverse Effect” means, with respect to any party, any state of facts, change, event, effect or occurrence that is or may, individually or in the aggregate, be reasonably likely to (i) be materially adverse to the business, financial condition, results of operations, prospects, properties, assets or liabilities (including contingent liabilities) of such party and its subsidiaries consolidated as one enterprise, or (ii) prevent or materially delay consummation of the transaction or otherwise prevent Lincoln Electric or its subsidiaries from performing their obligations under this Agreement.
          “Net Consideration” means the Aggregate Consideration less the Escrow Amount, as adjusted pursuant to Section 1.2(c).
          “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
          “Parties” means Lincoln Electric and the Shareholders.
          “Permitted Liens” means (a) Liens consisting of recorded restrictions, easements, encroachments, permits and other restrictions, conditions or limitations relating to the use of real property or irregularities in title thereto that do not materially detract from the value of, or impair the use of, such property by any Company or Subsidiary in the operation of their respective businesses; (b) Liens for current Taxes, assessments or governmental charges or levies on real property not yet due and payable; or (c) Liens recorded by The Fifth Third Bank against the Mason Property.
          “Person” means an individual, corporation, partnership, limited liability company, association, trust or any other entity or organization, including a Governmental Authority.
          “Shares” means the J.W. Harris Shares, the Autobraze Shares and the Harris-Euro Shares.
          “Subsidiaries” means the J.W. Harris Subsidiaries and the Harris-Euro Subsidiaries.
          “Subsidiary” means any of the Subsidiaries.
          “Tax” means (i) any income, gross receipts, capital gains, license, occupancy, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, unincorporated business, profits, withholding, information, social security (or similar), unemployment, disability, workers’ compensation, real property, personal property, unclaimed property, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, accumulated earnings, personal holding company, estimated, or other tax, report or assessment of any kind whatsoever imposed by any Governmental Authority, including any interest, penalty, assessment, or addition thereto, whether disputed or not; and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.
          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including all schedules or attachments thereto, and including any amendment thereof.
          “Transactions” means, collectively, the transactions contemplated by this Agreement and the Additional Documents.
          “Welding Fumes Litigation” means all pending, threatened and future claims (including previously dismissed claims that may be refiled) arising from fumes that are created by or otherwise related to the use of metals or cleaning chemicals in welding, soldering, brazing or other joining processes.
          “Working Capital Escrow Amount” means $2,000,000, plus any additional amount which may be paid by Lincoln Electric in accordance with Section 1.4(b).
     8.2 Index of Defined Terms. Each of the following capitalized terms has the meaning ascribed to it in the Section of this Agreement set forth opposite such term:

Term:	Defined In:
Accountant	1.4(a)
Action	3.14
Additional Documents	7.1(a)
Adjusted Benchmark	8.1
Affiliate	8.1
Aggregate Consideration	1.2(a)
Agreement, this	Preamble
Applicable Laws	3.10(a)
April Working Capital	8.1
Audited Financial Statements	3.7
Autobraze	Preamble
Autobraze Shareholders	Preamble
Autobraze Shares	3.4(b)
Benchmark	8.1
Business Personnel	3.20
Cap	7.3(a)
Claim Notice	7.4(a) and 7.5(a)
Closing	1.3
Closing Balance Sheet	1.4(a)
Closing Date	1.3
Closing Date Working Capital	8.1

Term:	Defined In:
Closing Statement	1.4(a)
Code	8.1
Company	Preamble
Company Permits	3.10(e)
Company Transaction Expenses	8.1
Conticast Property	5.3(m)(i)
Contract	3.18(a)
Controlled Group Liability	3.16(a)(i)
Damages	7.2(a)
Debt Adjustment Amount	1.2(a)
December Balance Sheet	3.7
December Statements	3.7
Disclosure Schedule	3.1(a)
Employment Agreements	5.3(p)
Environmental Laws	3.13(a)
Environmental Permits	3.13(e)
ERISA	3.16(a)(i)
ERISA Affiliate	3.16(a)(i)
Escrow Agreement	1.2(b)(i)
Escrow Amount	8.1
Estimated Working Capital Amount	1.2(c)(i)
Financial Statements	3.7
GAAP	1.2(a)
General Escrow Amount	8.1
Governmental Authority	8.1
Harris-Euro	Preamble
Harris-Euro Shareholders	Preamble
Harris-Euro Shares	3.4(c)
Harris-Euro Subsidiaries	3.2(c)
Harris Spain	Preamble
Hazardous Materials	3.13(a)
HSR Act	2.3(d)
Indemnifiable Claim(s)	7.2(a), (b) and (c)
Indemnified Party	7.3(d)
Indemnifying Party	7.3(d)
J.W. Harris	Preamble
J.W. Harris International	3.9(m)
J.W. Harris Shares	3.4(a)
J.W. Harris Shareholders	Preamble
J.W. Harris Subsidiaries	3.2(a)
Knowledge of the Shareholders	8.1
Lien	8.1
Lincoln Working Capital Payment	1.4(b)(i)
Lincoln Electric	Preamble
Lincoln Electric Indemnified Party	7.2(a)
Majority Holders	7.6

Term:	Defined In:
Mason Property	5.3(m)(i)
Material Adverse Effect	8.1
Mexican Labor Regulations	3.16(b)(i)
Multiemployer Plan	3.16(a)(vi)
Multiple Employer Plan	3.16(a)(vi)
Net Consideration	8.1
Noncompetition Agreements	5.3(h)
Ordinary Course of Business	8.1
Parties	8.1
Permitted Liens	8.1
Person	8.1
Plans	3.16(a)(i)
Principal Shareholders	Preamble to Article III
Product Liability	3.22
Projected Closing Statement	1.2(c)(i)
Proprietary Rights	3.11(a)
Qualified Plan	3.16(a)(iii)
Real Property	3.12(c)
Real Property Transfers	5.3(m)(iii)
Resolution Period	1.4(a)
Section 338(h)(10) Elections	4.2(e)
Section 338 Forms	4.2(e)
Securities Act	3.2(a)
Shareholder Indemnified Party	7.2(b)
Shareholders’ Representative	7.6
Shareholders	Preamble
Shareholders Working Capital Payment	1.4(b)(ii)
Shares	8.1
Software	3.11(e)
Subsidiaries	8.1
Subsidiary	8.1
Tax	8.1
Tax Return	8.1
Threshold	7.3(a)
Title Policy	5.3(m)(iv)(1)
Transactions	8.1
Transfer Documents	5.3(m)(iv)
Transferred Properties	5.3(m)(i)
Trust	3A.1(b)
Trust Instrument	3A.1(b)
Unlimited Representations	7.3(b)(i)
Welding Fumes Litigation	8.1
Withdrawal Liability	3.16(a)(i)
Working Capital Escrow Amount	8.1

ARTICLE IX. MISCELLANEOUS
     9.1 Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows:
     if to Lincoln Electric:

Lincoln Electric Holdings, Inc.
22801 St. Clair Avenue
Cleveland, Ohio 44117-1199
Attention: General Counsel
Facsimile No.: (216) 383-8125
               with a copy to:

John M. Gherlein, Esq.
Baker & Hostetler LLP
3200 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114-3485
Facsimile No.: (216) 696-0740
     if to any Shareholder:

Shareholders’ Representative
c/o Robin Harris
9274 Witherbone Court
Cincinnati, Ohio 45242
Facsimile No.: (513) 891-8235
               with a copy to:

Steven M. Nechemias, Esq.
Taft, Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, Ohio 45202-3957
Facsimile No.: (513) 381-0205
or to such other Person or address as any party shall specify by notice in writing to the party entitled to notice. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery, on the day after such delivery, (x) if by certified or registered mail, on the fifth (5th) business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered or (z) if by fax, on the day following the day on which such fax was sent, provided that a copy is also sent by certified, registered or overnight mail.

     9.2 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender. The word “including” shall mean “including without limitation.”
     9.3 Counterparts; Facsimiles. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The Parties may execute more than one copy of the Agreement, each of which shall constitute an original. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
     9.4 Entire Agreement; Modification. This Agreement (including the documents and the instruments referred to herein), constitutes the entire agreement among the Parties and supersede all prior agreements and understandings, agreements or representations by or among the Parties, written and oral, with respect to the subject matter hereof and thereof.
     9.5 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.
     9.6 Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of laws. Subject to Section 7.8, all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Ohio state or federal court sitting in the City of Cincinnati, and each party hereto waives any objection based on forum non conveniens, jurisdiction or venue to the bringing of any action or proceeding in accordance with this sentence.
     9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Lincoln Electric may assign any of its rights (but not any of its obligations) under this Agreement to any of its subsidiaries. Subject to the preceding sentence, this Agreement, including, without limitation, the indemnification obligations of the Shareholders (including the Principal Shareholders) shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
     9.8 Expenses. Lincoln Electric shall be responsible for all costs, fees and expenses incurred by Lincoln Electric in connection with this Agreement and the Transactions. The Shareholders shall be responsible for all costs, fees and expenses incurred or payable by the

Companies, the Subsidiaries and the Shareholders in connection with this Agreement, the Additional Agreements and the Transactions.
[signature page follows]

[Signature page to Share Purchase Agreement.]
     IN WITNESS WHEREOF, Lincoln Electric, the Companies and the Shareholders have signed this Agreement as of the date first written above.

LINCOLN ELECTRIC HOLDINGS, INC.

By:

Name:

Title:

SHAREHOLDERS:

JOSEPH W. HARRIS
REVOCABLE TRUST dated 6/10/97, as amended or restated.

Joseph W. Harris, Trustee

JOSEPH W. HARRIS GRANTOR
RETAINED ANNUITY TRUST I dated 7/15/98.

Joseph W. Harris, Trustee

JOSEPH W. HARRIS GRANTOR
RETAINED ANNUITY TRUST II dated 7/15/98.

Joseph W. Harris, Trustee

GORDON L. HARRIS TRUST
dated 10/10/97, as amended or restated.

Gordon L. Harris, Trustee

Gordon L. Harris

Robin R. Harris-Justice

Jolie Harris

The Fifth Third Bank, as trustee under
arrangement with Joseph W. Harris for the
benefit of Robin Harris

By:

Name:

The Fifth Third Bank, as trustee under
arrangement with Joseph W. Harris for the
benefit of Jolie Harris

By:

Name:

The Fifth Third Bank, as trustee under
arrangement with Joseph W. Harris for the
benefit of Mark Harris

By:

Name:

The Fifth Third Bank, as trustee under
arrangement with Joseph W. Harris for the
benefit of Scott Harris

By:

Name:

The Fifth Third Bank, as trustee under
arrangement with Gordon L. Harris for the
benefit of Jill Rae Harris

By:

Name:

The Fifth Third Bank, as trustee under
arrangement with Gordon L. Harris for the
benefit of Gordon Lee Harris, II

By:

Name:

Kevin Grace

Terry Howard

Stephen W. Sprague

Douglas F. Sprague

Joseph W. Harris